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Exhibit 10.4

05/22/00

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of May 22, 2000

$65,000,000

THE LENDERS NAMED HEREIN,

as Lenders

and

FLEET CAPITAL CORPORATION,

as Agent and Lender

and

HWC HOLDING CORPORATION,

as Guarantor

and

HOUSTON WIRE & CABLE COMPANY,

as Borrower

10.2	Acceleration of the Obligations	34
10.3	Other Remedies	34
10.4	Remedies Cumulative; No Waiver	35
11.1	Power of Attorney; Authorization and Action	36
11.2	Agent's Reliance, Etc	36
11.3	FCC and Affiliates	36
11.4	Lender Credit Decision	36
11.5	Indemnification	37
11.6	Successor Agent	37
12.1	Power of Attorney	37
12.2	Indemnity	38
12.3	Modification of Agreement; Sale of Interest	38
12.4	Severability	41
12.5	Successors and Assigns	41
12.6	Cumulative Effect; Conflict of Terms	41
12.7	Execution in Counterparts	41
12.8	Notice	41
12.9	Credit Inquiries	42
12.10	Time of Essence	42
12.11	Entire Agreement	42
12.12	Interpretation	43
12.13	Confidentiality	43
12.14	GOVERNING LAW; CONSENT TO FORUM	43
12.15	WAIVERS BY BORROWER	44
12.16	Publicity	44

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        THIS AMENDED LOAN AND SECURITY AGREEMENT is made as of this 22nd day of May, 2000, by and among HOUSTON WIRE & CABLE COMPANY, a Delaware corporation ("Borrower"), with its chief executive office and principal place of business at 10201 N. Loop East, Houston, Texas 77029; the lenders who are signatories hereto ("Lenders") and FLEET CAPITAL CORPORATION ("FCC"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, as agent for Lenders hereunder ("FCC", in such capacity, being "Agent"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

        WHEREAS, Borrower, certain financial institutions (including certain Lenders) and Heller Financial, Inc., a Delaware corporation ("Heller") as agent for said financial institutions entered into a certain Loan and Security Agreement dated May 22, 1997 (said Loan and Security Agreement as amended from time to time, the "1997 Loan Agreement"); and

        WHEREAS, Borrower, Lenders and Agent desire to amend and restate the 1997 Loan Agreement pursuant to the terms and conditions hereof.

1.    CREDIT FACILITY

        Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a credit facility of up to Sixty-Five Million Dollars ($65,000,000) available upon Borrower's request therefor, as follows:

        1.1    Revolving Credit Loans.

          1.1.1    Loans and Reserves.    (A) Loans and Reserves. The aggregate amount of the Revolving Credit Loans to be made by each Lender (such Lender's "Revolving Credit Loan Commitment"), pursuant to the terms hereof, shall be the amount set below such Lender's name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is Fifty-Five Million Dollars ($55,000,000). The percentage equal to the quotient of (x) each Lender's Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments, is that Lender's "Revolving Credit Percentage". Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in accordance with the terms of Section 3.1 hereof, up to a maximum principal amount at any time outstanding equal to the product of (A) the Borrowing Base at such time multiplied by (B) such Lender's Revolving Credit Percentage. It is expressly understood and agreed that Agent and Lenders may use the Borrowing Base as a maximum ceiling on Revolving Credit Loans outstanding to Borrower at any time. If the unpaid balance of the Revolving Credit Loans should exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all the benefits thereof. In no event shall Lenders be required to make a Revolving Credit Loan at any time that there exists a Default or an Event of Default. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in the reasonable exercise of Agent's credit judgment, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Section 1.1.1., including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's business; (ii) shrinkage, spoilage and obsolescence of Inventory; (iii) slow moving Inventory; (iv) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; and (vi) such other matters, events, conditions or contingencies from time to time hereunder as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. In addition to the foregoing, Borrower consents to the establishment by Agent on the Closing Date of reserves against the amount of Revolving Credit Loans, which Borrower may otherwise request pursuant to this Section 1.1.1, (x) in the amount of $2,500,000 which reserve shall remain in place until the earlier of the date on which the Term Loans B are repaid in full and there are no existing and continuing Defaults or Events of Default or such date on which Required Lenders deem it appropriate for such $2,500,000 reserve to be reduced or eliminated; and (y) in the amount of $250,000, which amount represents Agent's estimate of the amount of unissued debit memos.

          (B)  The Revolving Credit Loans shall be evidenced by promissory notes to be executed and delivered by Borrower at the time of the initial Revolving Credit Loan, the form of which is attached hereto and made a part hereof as Exhibit A (the "Revolving Credit Notes"). Each Revolving Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrower to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to Borrower with interest thereon as prescribed in Section 2.1.1.

          (C)  Insofar as Borrower may request and Lenders may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance to be made by Lenders pursuant to the terms hereof shall be made by Lenders ratably in accordance with their Revolving Credit Percentages. Overadvances in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars ($1,000,000) may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Required Lenders. Overadvances in an aggregate amount of One Million Dollars ($1,000,000) or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The forgoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding or (z) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period.

          1.1.2    Swingline Loans.    In order to reduce the frequency of transfers from Lenders to Agent, Agent, in its sole discretion, may, from its own funds, make Revolving Credit Loans on behalf of Lenders; provided that the aggregate amount of any such Revolving Credit Loans so made by Agent shall not at anytime exceed Three Million Dollars ($3,000,000). Any such Revolving Credit Loan made by Agent on behalf of Lenders is sometimes hereinafter referred to as a "Swingline Loan." In such event, the Lenders on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of Revolving Credit Loan so made on its behalf, on a weekly (or more frequent basis as determined by Agent, in its sole discretion) basis and the entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which said Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent. All Swingline Loans shall be included in the Base Rate Revolving Portion of the Loans and shall bear interest as provided in Section 2.1.1 thereof.

          1.1.3    Use of Proceeds.    The Revolving Credit Loans shall be used solely for the payment of a portion of the purchase price due under the Purchase Documents and for Borrower's general operating and capital needs and for other corporate purposes in a manner consistent with the provisions of this Agreement and all applicable laws.

        1.2    Term Loans.

          1.2.1    Term Loan A.    On the Closing Date, subject to the fulfillment or waiver of all conditions precedent to the effectiveness of this Agreement, each Lender shall make term loans A (collectively "Term Loan A") to Borrower in the aggregate principal amount equal to the amount set forth below such Lender's name on the signature pages hereof (such Lender's "Term Loan A Commitment"). The percentage equal to the quotient of (x) each Lender's Term Loan A Commitment, divided by (y) the aggregate of all Term Loan A Commitments, is that Lender's "Term Loan A Percentage." The aggregate amount of the Term Loan A Commitments is Five Million Dollars ($5,000,000). Term Loan A shall be evidenced by promissory notes to be executed and delivered by Borrower to Lenders on the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit A-1 (the "Term Note(s) A"), shall bear interest as specified in Section 2.1 and shall be repayable in accordance with the terms of the Term Notes A. Term Loan A shall be funded upon the effectiveness of this Agreement. The proceeds of Term Loan A shall be used by Borrower solely for purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.

          1.2.2    Term Loans B.    During the period between the date which is ninety (90) days after the Closing Date and the date which is one hundred eighty (180) days after the Closing Date, each Lender agrees, for so long as no Default or Event of Default exists, to make Term Loans B (collectively "Term Loans B"), in the aggregate principal amount equal to the amount set forth below such Lender's name on the signature pages hereof (such Lender's "Term Loan B Commitment"). The percentage equal to the quotient of (x) each Lender's Term Loan B Commitment, divided by (y) the aggregate of all Term Loan B Commitments is that Lender's "Term Loans B Percentage". The aggregate amount of the Term Loan B Commitments shall be Five Million Dollars ($5,000,000); provided, however, that, if the final principal balance of the Seller Note as adjusted pursuant to the terms of the Purchase Documents is reduced below $8,939,000 for reasons other than the indemnification provisions of Article V of the Purchase Agreement, then the aggregate amount of the Term Loan B Commitments shall be reduced on a dollar for dollar basis by the amount of such reduction and each Lender's Term Loan B Commitment shall correspondingly be reduced on a pro rata basis. In no event (x) shall any one request by Borrower for Term Loans B be in an aggregate amount of less than One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (y) shall Borrower request Lenders to make Term Loans B more than once within any fiscal month of Borrower or (z) shall Borrower request Lenders to make Term B Loans, if after giving effect to the making of any such requested Term Loan B, the aggregate amount of undrawn Term Loan B Commitments would be less than the remaining outstanding principal balance of the Seller Note. Term Loans B shall be secured by the Collateral and shall also be secured by the CHS Guarantee to the extent provided therein. The principal amount of Term Loans B shall be amortized on the basis of eighteen monthly payments, commencing on December 1, 2000 (the first day of the seventh calendar month after the Closing Date). Each such installment payment shall be equal to one eighteenth (1/18) of the aggregate amount of all Term Loans B made to date by Lenders; provided that the entire remaining principal balance of Term Loans B shall be due on the date which is the second anniversary of the Closing Date. Each Term Loans B shall be evidenced by promissory notes to be executed and delivered by Borrower to Lenders on the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit A-2 (the "Term Note(s) B"), shall bear interest as specified in Section 2.1 and shall be repayable in accordance with the terms of the Term Notes B. The proceeds of Term Loans B shall be used by Borrower solely for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used and for repayment of the Seller Note.

        1.3    Letters of Credit; LC Guaranties.

          (A)  Subject to all of the terms and conditions of this Agreement, if requested to do so by Borrower, Agent shall, on behalf of Lenders, issue its, or cause to be issued Bank's, Letters of Credit for the account of Borrower or shall execute LC Guaranties by which Lenders shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to Letters of Credit issued for Borrower's account by Bank or Agent; provided that the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed Five Million Dollars ($5,000,000) and no Letter of Credit may have an expiration date that is after sixty days prior to the Commitment Termination Date, unless Borrower provides, on or prior to the Commitment Termination Date, Agent with cash collateral for said Letter of Credit or LC Guaranty, in a manner and amount acceptable to Agent. Further, the expiration date of any Trade Letter of Credit shall be not more than 180 days after the issuance thereof and the expiration date of any Standby Letter of Credit shall not be more than one year after the date of issuance thereof (although any such Standby Letter of Credit shall be renewable for an additional one-year period in accordance with the terms hereof). Any amounts paid by Agent or any Lender under any LC Guaranty or in connection with any Letter of Credit (i) shall become part of the Obligations, (ii) unless paid by Borrower pursuant to Section 1.3(C) below, shall be paid from the proceeds of a Revolving Credit Loan requested pursuant to Section 3.1.1 below, to the extent Lenders are required to make Revolving Credit Loans pursuant to the terms hereof and (iii) otherwise, shall be payable on demand. In no event shall Agent, Bank or Lenders be required to issue or cause to be issued Letters of Credit or LC Guaranties at any time there exists a Default or an Event of Default.

          (B)  Immediately upon the issuance of each Letter of Credit by Agent or Bank or LC Guaranty by Agent hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased from Agent an undivided interest and participation in and to such Letter of Credit or LC Guaranty, the obligations of Borrower in respect thereof and the liability of Agent thereunder in an amount equal to the amount available for drawing under such Letter of Credit or, in the case of a LC Guaranty, the amount guaranteed thereunder, multiplied by such Lender's Revolving Credit Percentage. Agent will notify each Lender promptly upon presentation to it of a draw under a Letter of Credit or a demand for payment under a LC Guaranty. On a weekly basis, or more frequently if requested by Agent, each Lender shall make payment to Agent in immediately available funds, of an amount equal to such Lender's pro rata share of the amount of any payment made by Agent in respect to any Letter of Credit or LC Guaranty. The obligation of each Lender to reimburse Agent under this Section 1.3 shall be unconditional, continuing, irrevocable and absolute, except in respect of indemnity claims arising out of Agent's wilful misconduct. In the event that any Lender fails to make payment to Agent of any amount due under this Section 1.3, Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 1.3(B).

          (C)  Borrower agrees, unconditionally, irrevocably and absolutely, to pay immediately to Agent, for the account of Lenders, the amount drawn under a Letter of Credit or paid pursuant to a LC Guaranty. If Borrower at any time fails to make such payment in accordance with the terms of this Agreement, Borrower shall be deemed to have elected to borrow from the Lenders on such date Revolving Credit Loans equal in aggregate amount to the amount paid by Agent or the issuing Lender, as the case may be, under such Letter of Credit or LC Guaranty. The provisions of Section 1.3(A) and (B) notwithstanding, in the event that any Lender is prohibited by any Legal Requirement from issuing or participating in any LC Guaranty (or portion thereof), then Agent shall issue such LC Guaranty (or such Lender's portion thereof) in lieu of such Lender and such Lender shall not be deemed to have a participation therein. In such event, any payments received by Agent pursuant to Section 1.3(C) of the Loan Agreement which would otherwise be paid by Agent to such Lender shall be retained by Agent to reimburse Agent for any amounts paid by Agent in respect to the LC Guaranty (or portion thereof) Agent issued in lieu of such Lender.

          (D)  Agent shall give prompt telephone, telex or facsimile notice to each Lender of each issuance of, or amendment to, a Letter of Credit specifying the effective date of the Letter of Credit or amendment, the amount, the beneficiary, and the expiration date of the Letter of Credit, in each case as established originally or through the relevant amendment, as applicable, each Lender's pro rata participation in such Letter of Credit and whether Agent has classified the Letter of Credit as a commercial, performance, or financial letter of credit for regulatory reporting purposes.

2.    INTEREST, FEES AND CHARGES

        2.1    Interest.

          2.1.1    Rate of Interest.    Interest shall accrue on the principal amount of the Base Rate Revolving Credit Portion, the Base Rate Term A Portion and the Base Rate Term B Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin for the Base Rate Revolving Credit Portion, the Base Rate Term A Portion and the Base Rate Term B Portion. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that such change in the Base Rate occurs. If Borrower properly exercises the LIBOR Option as provided in Section 2.3, interest shall accrue on the principal amount of the LIBOR Revolving Credit Portion, the LIBOR Term A Portion and the LIBOR Term B Portion outstanding at the end of each day at a rate per annum equal to the Applicable Margin plus the LIBOR Rate applicable to each LIBOR Revolving Credit Portion, LIBOR Term A Portion or LIBOR Term B Portion for the corresponding LIBOR Period.

          2.1.2    Default Rate of Interest.    At the option of Agent or Required Lenders, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

          2.1.3    Maximum Interest.    In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Revolving Credit Notes, the Term Notes A or the Term Notes B and charged or collected pursuant to the terms of this Agreement or pursuant to the Term A Notes or the Term Notes B exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement, the Term Notes A or the Term Notes B are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

        2.2    Computation of Interest and Fees.    Interest, Letter of Credit and LC Guaranty fees and unused line fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment on such items) on the first Business Day after receipt by Agent of such items in Agent's account located in Hartford, Connecticut.

        2.3    LIBOR Option.

              (i)  Upon the conditions that: (1) Agent shall have received a LIBOR Request from Borrower at least 3 Business Days prior to the first day of the LIBOR Period requested, (2) there shall have occurred no change in applicable law which would make it unlawful for any Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (3) as of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Event of Default, (4) Agent is able to determine the LIBOR Rate in respect of the requested LIBOR Period or each Lender is able to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period, and (5) as of the first date of the LIBOR Period, there are no more than five outstanding LIBOR Portions including the LIBOR Portion being requested; then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

             (ii)  Each LIBOR Request shall be irrevocable and binding on Borrower. Borrower shall indemnify Lenders for any loss, penalty or expense incurred by Lenders due to failure on the part of Borrower to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of the applicable LIBOR Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Lenders to fund or maintain the requested LIBOR Portion.

            (iii)  If any Legal Requirement shall (1) make it unlawful for any Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion or otherwise give effect to its obligations as contemplated under this Section 2.3, or (2) shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of such Lender which includes any LIBOR Portion or (3) shall impose on such Lender any restrictions (not already taken into account under statutory reserves) on the amount of such a category of liabilities or assets which such Lender may hold, then, in each such case, Agent may, by notice thereof to Borrower, terminate the LIBOR Option. Any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for Base Rate Portions pursuant to Section 2.1.1. Borrowers shall indemnify any such Lender against any loss, penalty or expense incurred by such Lender due to liquidation or redeployment of deposits or other funds acquired such Lender to fund or maintain any LIBOR Portion that is terminated under this paragraph.

            (iv)  Each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Portions free and clear of, and without deduction for, any Taxes. If (1) any Lender shall be subject to any Tax in respect of any LIBOR Portion or any part thereof or (2) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by Agent to reflect all additional costs incurred by such Lender in connection with the payment by such

    Lender or the withholding by Borrower of such Tax and such Borrower shall provide Agent with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Agent of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by any such Lender is subsequently recovered by such Lender, such Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of the effected Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

             (v)  Each Lender agrees to take such actions as may be commercially reasonable to mitigate the adverse effects to Borrower as provided in clauses (iii) and (iv) of Section 2.3 above or Section 2.10 below; provided that no Lender shall be required to incur any costs or expense in respect to any such mitigation.

        2.4    Letter of Credit and LC Guaranty Fees.    (a) Borrower shall pay to Agent either for its own benefit or the ratable benefit of Lenders, as provided below:

              (i)  for Standby Letters of Credit and LC Guaranties of Standby Letters of Credit, a fee equal to the annualized LC Percent of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof as set forth on Exhibit T hereof, payable upon the issuance of such Letter of Credit or LC Guaranty and an additional fee equal to the annualized LC Percent of the face amount of such Letter of Credit or LC Guaranty payable upon each renewal or extension thereof. All such fees and charges shall be deemed fully earned and shall be due and payable upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

             (ii)  for Trade Letters of Credit and LC Guaranties of Trade Letters of Credit, a fee equal to the annualized LC Percent of the face amount of each such Letter of Credit or LC Guaranty, plus the normal and customary charges associated with the issuance thereof as set forth on Exhibit T hereof, payable upon the issuance of such Letter of Credit or execution of such LC Guaranty and an additional fee equal to the annualized LC Percent of the face amount of such Letter of Credit or LC Guaranty payable upon each renewal or extension thereof. All of such fees and charges shall be fully earned and due and payable upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

        (b)    Charges set forth on Exhibit T shall be paid to Agent for its own benefit. All other fees payable in connection with Letters of Credit and LC Guaranties shall be paid to Agent for the ratable benefit of Lenders.

        2.5    Unused Line Fee.    Borrower shall pay to Agent for the ratable benefit of Lenders a fee equal to the sum of (x) one-half of one percent (1/2%) per annum of the average monthly amount by which the Maximum Revolving Loan exceeds the sum of the outstanding principal balance of the Revolving Credit Loans (exclusive of Swingline Loans) plus the LC Amount plus (y) one half of one percent (1/2%) per annum of the average monthly amount of undrawn but unexpired Term Loan B Commitments. The unused line fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

        2.6    Collection Charges.    If items of payment are received by Agent at a time when there are no Revolving Credit Loans outstanding, such items of payment shall be subject to a collection charge equal to one day's interest on the amount thereof at the rate then applicable to Revolving Credit Loans, which collection charges shall be payable on the first Business Day of each month.

        2.7    Audit and Appraisal Fees.    Borrower shall pay to Agent reasonable audit and appraisal fees in accordance with Agent's current schedule of fees in effect from time to time (at Closing Date, $750 per day per person) in connection with audits and appraisals of Borrower's books and records and such other matters as Agent shall deem reasonably appropriate, plus all out-of-pocket expenses incurred by Agent in connection with such audits and appraisals. Audit fees shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrower.

        2.8    Reimbursement of Expenses.

          2.8.1    Administration and Enforcement Expenses.    If, at any time or times regardless of whether or not an Event of Default then exists, Agent, any Lender (in respect to clauses (iii) and (iv) only) incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Agent or any Lender against Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such reasonable legal and accounting expenses, other reasonable costs and out-of-pocket expenses of Agent or any Lender shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or the applicable Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time. Costs and expenses charged to Borrower pursuant to this Section 2.8.1 shall not be duplicative of costs and expenses charged to Borrowers pursuant to Section 2.7 above. The foregoing notwithstanding, Borrower shall not be required to reimburse Agent or any Lender for any expenses or costs incurred by Agent or any Lender in any litigation, contest, dispute, suit, proceeding or action in which Borrower, pursuant to a final non-applicable order from a court of competent jurisdiction, are the prevailing party.

          2.8.2    Collateral Protection Expenses.    All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor.

        2.9    Bank Charges.    Borrower shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of Borrower, by Agent or any Lender, of proceeds of loans made by Lenders to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

        2.10    Capital Adequacy Charge.    In the event that any Lender (an "Affected Lender") shall have determined that the adoption (effected after the date hereof) of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any such Affected Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Affected Lender's capital as a consequence of its obligations hereunder to a level below that which such Affected Lender could have achieved but for such adoption, change or compliance (taking into consideration such Affected Lender's policies with respect to capital adequacy) by an amount deemed by such Affected Lender, in its reasonable discretion, to be material, then from time to time, after submission by such Affected Lender to Borrower of a written demand therefor, which demand shall be made within sixty (60) days of such reduction, Borrower shall pay to such Affected Lender such additional amount or amounts as will compensate such Affected Lender for such reduction. A certificate of such Affected Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Affected Lender, and the method by which such amounts were determined. In determining such amount, such Affected Lender may use any reasonable averaging and attribution methods. Each Lender and Agent agrees to allocate any such cost increase among its similarly situated customers in good faith and on an equitable basis; provided, however, that any such Affected Lender shall not be entitled to such amounts unless similar assessments are imposed by such Affected Lender on other comparable borrowers of such Affected Lender. In the event that the provisions of this Section 2.10 or Section 2.3(iv) result in the effective interest rates being charged to Borrower being increased, on a per annum basis, by more than one quarter percent (1/4%), Borrower may require any such Affected Lender (other than FCC) or any Lender (other than FCC) subject to a Tax under Section 2.3(iv) to sell and transfer all its interest in this Agreement and its Revolving Credit Note, Term A Note and Term B Note and Revolving Credit Loan Commitments and Term Loan B Commitments to a substitute Lender (who shall be reasonably acceptable to Agent and Borrower) for a price in cash equal to principal balance of such Affected or other Lender's outstanding Loans plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such Affected or other Lender under the terms hereof. Any such sale and transfer shall be made pursuant to the terms of Section 12.3 hereof. Any Lender who becomes an Affected Lender or who incurs additional Taxes in respect to Section 2.3(iii) or 2.3(iv) above, shall give Borrower prompt written notice of such fact.

        2.11    Payment of Charges.    All amounts chargeable to Borrower under Section 2 and under Section 6.1.3 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time.

3.    LOAN ADMINISTRATION.

        3.1    Manner of Borrowing Revolving Credit Loans.    Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1    Loan Requests.    A request for a Revolving Credit Loan or a Term B Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent a Notice of Revolving Credit Loan or Term Loans B, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, the Term Notes A or the Term Notes B, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. As an accommodation to Borrower, Agent may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by any Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it. Except as otherwise provided in Section 2.3 and subject to the provisions of Section 1.1.2, each Revolving Credit Loan and each Term Loans B shall be made on notice, given not later than 11:00 a.m. (Milwaukee time) on the Business Day of the proposed Revolving Credit Loan or Term Loans B, by Borrower to Agent, which shall give to each Lender prompt written notice thereof by telecopier, telex or cable. Each such notice (a "Notice of Revolving Credit Loan" or a "Notice of Term Loans B," as applicable) shall be in writing or by telephone to Agent at (262) 798-4800, confirmed immediately in writing, specifying therein the requested date and amount of such Revolving Credit Loan or Term Loans B. Each Lender shall, not later than 2:00 p.m. (Milwaukee time) on each requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Credit Percentage of the requested Revolving Credit Loan or the amount of that Lender's Term Loan B Percentage of the requested Term Loan B. Agent shall, before 2:30 P.M. (Milwaukee time) on the date of the proposed Revolving Credit Loan or proposed Term Loans B, subject to the provisions hereof, wire to a bank designated by Borrower and reasonably acceptable to Agent, the amount of such Revolving Credit Loan or Term Loans B to the extent received from the Lenders. The failure of any Lender to make the Revolving Credit Loan or Term Loans B to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Loan or Term Loans B. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan or Term Loans B to be made by such other Lender.

        If at any time one or more Lenders refuse or fail to make a requested Revolving Credit Loan or Term Loans B when all conditions to a Revolving Credit Loan or Term Loans B have been satisfied or waived, then Agent may, at its option, but shall have no obligation whatsoever to, purchase all, but not less than all, of the Revolving Credit Note, Term Note A and Term Note B held by the Lender(s) who so fail or refuse, and to assume such Lender's commitments to make Revolving Credit Loans or Term Loans B and each such Lender shall be obligated to sell and transfer such Revolving Credit Note, Term Notes A or Term Note B to Agent for a price in cash equal to the principal balance outstanding plus all accrued but unpaid interest thereon plus all accrued but unpaid fees due any such Lender under the terms hereof, and the foregoing provisions of this Section will be applicable to Agent with respect to the Revolving Credit Note or Term Note B so purchased by it. Any such purchase, however, shall not relieve any such Lender from any breach of contract claims available to Agent and/or Borrower against such Lender as a result of its failure to make any such Revolving Credit Loan or Term Loans B.

          3.1.2    Disbursement.    Borrower hereby irrevocably authorizes Agent to disburse the proceeds of the Term Loan A, each Term Loans B and each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Section 3.1.2 as follows: (i) the proceeds of the Term Loan A, each Term Loans B and each Revolving Credit Loan shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the Term Loan A and the initial Revolving Credit Loan, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under Section 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3    Letter of Credit and LC Guaranty Requests.    A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. Milwaukee time, one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuer and issuance date; provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required corporate resolutions.

        3.2    Payments.    Except where evidenced by notes or other instruments issued or made by Borrower to Lenders and accepted by Lenders specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

          3.2.1    Principal.    Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral other than Equipment or real Property, to the extent of said proceeds, except that, so long as no Default or Event of Default exists, if, after application of the proceeds to the Base Rate Revolving Credit Portion, any remaining Loans outstanding at the time of receipt by any Borrower or Agent of any such proceeds are LIBOR Revolving Portions outstanding, then Borrower may at its option direct that such proceeds be held by Agent in a non-interest bearing cash collateral account maintained by Agent to be applied to the payment of principal on the last day of the LIBOR Period applicable to each LIBOR Portion in the order of maturity or Borrower may place such proceeds in an interest bearing account provided that such account is pledged to Agent, for its benefit and the ratable benefit of Lenders, in a manner reasonably satisfactory to Agent; (ii) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elect(s) to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance.

          3.2.2    Interest.

              (i)  Base Rate Portion.    Interest accrued on Base Rate Portions shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elect(s) to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

             (ii)  LIBOR Portion.    Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earliest of (1) the last day of the LIBOR Period applicable to such LIBOR Portion, (2) the occurrence of an Event of Default in consequence of which Agent or Required Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.

          3.2.3    Costs, Fees and Charges.    Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers as and when provided in Section 2 hereof, to Agent for its benefit and/or the ratable benefit of Lenders or to any other Person designated by Lender in writing.

          3.2.4    Other Obligations.    The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for its benefit and/or the ratable benefit of Lenders as and when provided in this Agreement, the Notes, the Other Agreements or the Security Documents, or on demand, whichever is later.

        3.3    Mandatory and Voluntary Prepayments.

          3.3.1    Proceeds of Sale, Loss, Destruction or Condemnation of Collateral.    Except as provided below or in Section 6.4.2 hereof, if Borrower sells any of the Equipment or real Property, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Agent for the ratable benefit of Lenders, unless otherwise agreed by Required Lenders, as and when received by Borrower and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the net cash proceeds (including insurance payments) received by Borrower from such sale, loss, destruction or condemnation. The applicable prepayment shall be applied first to the installments of principal due under the Term Notes B, pro rata, in the inverse order of their maturities until paid in full, second to the installments of principal due under the Term Notes A, pro rata, in inverse order of maturities until paid in full and third to reduce the outstanding principal balance of the Revolving Credit Loans. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts, Inventory or other Property other than Equipment or real Property, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans. Notwithstanding the foregoing, if the proceeds of insurance with respect to any loss or destruction of Equipment, Inventory or real Property are less than $50,000, Agent and Lenders shall apply such proceeds to the outstanding principal balance of the Revolving Credit Loans and shall permit Borrower within 180 days (or such longer period as reasonably consented to by Agent) after the receipt by the Borrower of such proceeds to reborrow such proceeds in accordance with the terms of this Agreement for use in replacing or repairing the damaged or lost Collateral. If such damaged or lost Collateral is not replaced or repaired within such 180 day (or such longer period as reasonably consented to by Agent) period, all such proceeds shall be applied to installments of principal due under the Term Notes A or the Term Notes B in the manner specified in the second sentence of this Section 3.3.1 until payment thereof in full.

          3.3.2    Other Mandatory Prepayments.    (a) Except as provided below, if Borrower receives any proceeds from any tax refunds, indemnity payments or pension reversions, Borrower shall pay to Agent for the ratable benefit of Lenders, as and when received by Borrower and as a mandatory prepayment of the Loans, a sum equal to the proceeds of such tax refund, indemnity payment or pension reversion so received by Borrower. The foregoing notwithstanding, if Borrower receives any indemnity payment which effectively reimburses Borrower for a cost or expense incurred or to be incurred by Borrower, then the proceeds of such indemnity payment paid over to Agent pursuant to the preceding sentence shall be applied against outstanding Revolving Credit Loans.

        (b)    Borrower shall make a mandatory prepayment of the Loans in the amount of the net proceeds received by Borrower from any offering or sale of its debt or equity Securities.

        (c)    Any applicable prepayment made pursuant to Section 3.3.2 (a) or (b) above shall be applied first to the installments of principal due under Term Notes B, pro rata, in inverse order of their maturities until paid in full, second, to the installments of principal due under Term Notes A, pro rata, in inverse order of their maturities until paid in full, and third, to reduce the outstanding principal balance of the Revolving Credit Loans. [The Maximum Revolving Loan shall be permanently reduced by the amount of any such payment(s) of Revolving Credit Loans.]

        (d)    Any prepayments of the Term Loans, whether voluntary or involuntary, may not be reborrowed.

          3.3.3    Voluntary Prepayments.    Borrower may voluntarily prepay, without penalty, premium or other charge, other than LIBOR breakage fees or administrative fees, any of the Loans at any time during the Original Term.

        3.4    Application of Payments and Collections.    All items of payment received by Agent by 12:00 noon, Chicago time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago time, on any Business Day shall be deemed received on the following Business Day. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on an account of the Obligations (subject to final payment of such items) on the first Business Day after receipt of such item in immediately good funds. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall, after the occurrence and during the continuation of an Event of Default, have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records. If as the result of collections of Accounts as authorized by Section 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Such credit balance shall not be applied or be deemed to have been applied as a prepayment of the Term Loan A or Term Loans B, except that Agent may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

        3.5    All Loans to Constitute One Obligation.    The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien for its benefit and the ratable benefit of Lenders upon all of the Collateral.

        3.6    Loan Account.    Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent or any Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

        3.7    Statements of Account.    Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive, absent demonstrable error, upon Borrower unless Agent is notified by Borrower in writing to the contrary within 45 days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

4.    TERM AND TERMINATION

        4.1    Term of Agreement.    Subject to Agent's and Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period of four years from the date hereof, through and including May 21, 2004 (the "Original Term"), unless terminated as provided in Section 4.2 hereof.

        4.2    Termination.

          4.2.1    Termination by Lender.    Agent or Required Lenders may terminate this Agreement with notice (or in respect to Events of Default arising under Section 10.1.10 without notice) after the occurrence of an Event of Default resulting in the Obligations being declared due and payable.

          4.2.2    Termination by Borrower.    Upon at least 10 days prior written notice to Agent, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower have paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Agent's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Required Lenders otherwise agree in writing, and Lenders shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

          4.2.3    Effect of Termination.    All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Agent and Lenders, in full, in immediately available funds. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent or any Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a customary written indemnity and release agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or (ii) have retained such monetary reserves for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lenders from any such loss or damage.

5.    SECURITY INTERESTS

        5.1    Security Interest in Collateral.    To secure the prompt payment and performance to Agent and Lenders of the Obligations, Borrower hereby grants to Agent for its benefit and the ratable benefit of Lenders a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

              (i)  Accounts;

             (ii)  Inventory;

            (iii)  Equipment;

            (iv)  General Intangibles;

             (v)  Investment Property;

            (vi)  All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Lender or a bailee or Affiliate of Agent or any Lender;

           (vii)  All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (vi) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

          (viii)  All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (vii) above.

        Notwithstanding the foregoing, Collateral shall not include: (1) any licenses or permits, the encumbrance of which would violate any law, statute or regulation; or (2) any material contract rights (including, without limitation, any contracts or leases), the encumbrance of which would violate the terms of the agreements establishing such rights; provided that Borrower shall use reasonable good faith efforts to obtain any necessary consent to enable any such contract right to be included within the Collateral.

        5.2    Lien Perfection; Further Assurances.    Borrower shall execute such UCC financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents.

        5.3    Safekeeping of Collateral.    Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

        5.4    Lien on Realty.    The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages. If Borrower shall acquire at any time or times hereafter any interest in other real Property (other than leasehold interests in sales offices), Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as "New Mortgages") covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrower's expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to each Mortgage and each New Mortgage, Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent insuring Agent, as mortgagee; such policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid first Lien in favor of Agent for its benefit and the ratable benefit of Lenders, on the Property covered thereby, subject only to those exceptions reasonably acceptable to Agent and its counsel. Borrower shall also deliver to Agent such other documents, including, without limitation, ALTA Surveys of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to any such New Mortgage.

6.    COLLATERAL ADMINISTRATION

        6.1    General.

          6.1.1    Location of Collateral.    All Collateral, other than Inventory in transit, Equipment being repaired in the ordinary course of business consistent with past practice at outside locations and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the locations set forth in Exhibit B hereto and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and Agent's or Required Lenders' acceleration of the maturity of the Obligations in consequence thereof, for (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by Section 6.4.2 hereof.

          6.1.2    Insurance of Collateral.    Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver the originals (or reasonable facsimiles thereof) of such policies to Agent with satisfactory lender's loss payable endorsements, naming Agent as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          6.1.3    Protection of Collateral.    All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor.

        6.2    Administration of Accounts.

          6.2.1    Records, Schedules and Assignments of Accounts.    Borrower shall execute and deliver to Agent a Borrowing Base Certificate in the form attached hereto as Exhibit C on a weekly basis or, if as determined by Agent on a more frequent basis. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the fifteenth day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request. In addition, if Accounts in an aggregate fee amount in excess of $100,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Agent, Borrower shall notify Agent of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall be adjusted to reflect such occurrence. If requested by Agent, Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts periodically, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoices registers related thereto.

          6.2.2    Discounts, Allowances, Disputes.    If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $100,000 are in dispute between Borrower and any Account Debtor, Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and during the continuation of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the costs and expenses thereof, including attorney's fees, to Borrower.

          6.2.3    Taxes.    If an Account includes a charge for any tax payable by Borrower to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor, provided, however that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower.

          6.2.4    Account Verification.    Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent agrees to conduct any such verification in a commercially reasonable manner.

          6.2.5    Maintenance of Dominion Account.    Borrower shall maintain a Dominion Account pursuant to a lockbox or other arrangement acceptable to Agent with Bank. Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of Agent and Borrower shall obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          6.2.6    Collection of Accounts, Proceeds of Collateral.    To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property by Borrower as trustee of an express trust for Agent's benefit and Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees to Borrower.

        6.3    Administration of Inventory.

          6.3.1    Records and Reports of Inventory.    Borrower shall keep accurate and complete records of its Inventory. Borrower shall furnish to Agent Inventory reports in form and detail satisfactory to Agent at such times as Agent may request, but at least weekly, not later than the fifteenth day of such month. Said Inventory reports shall be included within the Borrowing Base Certificates. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.

          6.3.2    Returns of Inventory.    If at any time or times hereafter any Account Debtor returns any Inventory to Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of $100,000, Borrower shall immediately notify Agent of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory.

        6.4    Administration of Equipment.

          6.4.1    Records and Schedules of Equipment.    Borrower shall keep accurate records itemizing and describing the kind, type, quality and quantity of its Equipment and all dispositions made in accordance with Section 6.4.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Immediately on request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

          6.4.2    Dispositions of Equipment.    Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Required Lenders; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of $50,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in Section 3.3.1, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value or with better or more efficient Equipment, provided that the replacement Equipment shall be acquired not later than 180 days after the disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Agent at least 5 days prior written notice of such disposition.

        6.5    Payment of Charges.    All amounts chargeable to Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolving Credit Loans from time to time.

7.    REPRESENTATIONS AND WARRANTIES

        7.1    General Representations and Warranties.    To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and Lenders that:

          7.1.1    Organization and Qualification.    Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit D hereto and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary in which the failure of Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or any of its Subsidiaries.

          7.1.2    Corporate Power and Authority.    Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of its Subsidiaries; (ii) contravene Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

          7.1.3    Legally Enforceable Agreement.    This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each of Borrower and its Subsidiaries enforceable against it in accordance with its respective terms except as may be provided under applicable bankruptcy, insolvency, reorganization, moratorium, equity or redemption or similar laws affecting creditors' rights generally, and the discretion of the court before which any proceeding thereof may be brought or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including the availability of specific equitable remedies.

          7.1.4    Capital Structure.    Exhibit E hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation excluding Affiliates of Code, Hennessy & Simmons, Inc. that are unrelated to Borrower's business or operations, (iii) the number, nature and holder of all outstanding Securities of Borrower and each Subsidiary of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as set forth on Exhibit E, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries.

          7.1.5    Corporate Names.    Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Exhibit F hereto. Within the last five years, except as set forth on Exhibit F or in respect to the Acquisition, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

          7.1.6    Business Locations; Agent for Process.    Each of Borrower's and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit B hereto. During the preceding one-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on Exhibit B. Except as shown on Exhibit B, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

          7.1.7    Title to Properties; Priority of Liens.    Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims in accordance with good business practice which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

          7.1.8    Accounts.    Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account:

              (i)  It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

             (ii)  It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

            (iii)  It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy or computer disc or file of which has been furnished or is available to Agent;

            (iv)  Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission of Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

             (v)  Borrower has made no agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section 6.2.1 hereof;

            (vi)  There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

           (vii)  To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

          (viii)  To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

          7.1.9    Equipment.    The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, in all material respects, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent for its benefit and the ratable benefit of Lenders.

          7.1.10    Financial Statements; Fiscal Year.    (a) The Consolidated and consolidating balance sheets of Guarantor and such other Persons described therein (including the accounts of Guarantor and all Subsidiaries of Guarantor (including Borrower) for the respective periods during which a Subsidiary relationship existed) as of December 31, 1999 and March 31, 2000, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Guarantor, Borrower and such Persons at such dates and the results of

  Guarantor's, Borrower's and such Person's operations for such periods. The fiscal year of Guarantor and each of its Subsidiaries (including Borrower) ends on December 31 of each year.

          (b)    The unaudited statement of assets and liabilities (other than accounts receivable) of the Business as of April 1, 2000, and the related unaudited statement of operations for the fiscal year ended April 1, 2000, have been prepared in accordance with GAAP (other than the absence of footnotes), and present fairly, in all material respects, the assets and liabilities of the Business (on a stand-alone basis) at such date and the results of the Business' operations for such period (on a stand-alone basis), except as set forth on Schedule 7.1.10(b). Since December 31, 1999 there has been no material change in the condition, financial or otherwise, of Borrower or the Business and no change in the aggregate value of equipment and real property of Borrower or the Business, except changes in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a material adverse effect on Borrower or the Business assets or prospects of the Business.

          7.1.11    Full Disclosure.    The financial statements referred to in Section 7.1.10 hereof do not, nor does this Agreement or any other written statement of Borrower to Agent, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. As of the Closing Date, there is no fact which Borrower has failed to disclose to Agent in writing which materially affects adversely or so far as Borrower can now reasonably foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of Borrower or any of its Subsidiaries or the ability of Borrower or its Subsidiaries to perform this Agreement or the other Loan Documents.

          7.1.12    Solvent Financial Condition.    Each of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made, at all times will be, Solvent. The Acquisition and other transactions contemplated hereby do not constitute a "fraudulent conveyance" or other voidable transactions under any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

          7.1.13    Surety Obligations.    Neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

          7.1.14    Taxes.    Borrower's federal tax identification number is 74-2400498. The federal tax identification number of each of Borrower's Subsidiaries is shown on Exhibit G hereto. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges that are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

          7.1.15    Brokers.    There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement, except for the fee payable to Code, Hennessy & Simmons, Inc.

          7.1.16    Patents, Trademarks, Copyrights and Licenses.    Each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, trade names, registered copyrights and licenses are listed on Exhibit H hereto.

          7.1.17    Governmental Consents.    Each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

          7.1.18    Compliance with Laws.    Each of Borrower and its Subsidiaries has duly complied with and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business except where the failure to so comply would not reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation, which in any case would reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects. Each of Borrower and its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.) as amended.

          7.1.19    Restrictions.    To the best of Borrower's knowledge, neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit I hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

          7.1.20    Litigation.    Except as set forth on Exhibit J hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries, which could reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which default could reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects.

          7.1.21    No Defaults.    No event has occurred which would constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed having a principal amount of $150,000 or more.

          7.1.22    Leases.    Exhibit K hereto is a complete listing of all capitalized leases of Borrower and its Subsidiaries and Exhibit L hereto is a complete listing of all operating leases of Borrower and its Subsidiaries. Each of Borrower and its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects.

          7.1.23    Pension Plans.    Except as disclosed on Exhibit M hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in full compliance, in all material respects, with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any material withdrawal liability in connection with a Multiemployer Plan.

          7.1.24    Trade Relations.    There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

          7.1.25    Labor Relations.    Except as described on Exhibit N hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization which, in any case, would reasonably be expected to have a material adverse affect on Borrower's business, assets or prospects.

        7.2    Continuous Nature of Representations and Warranties.    Each representation and warranty contained in this Agreement and the other Loan Documents, unless made solely as of a specific date, shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or its Subsidiaries' business or operations that would render the information in any Exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement or such changes could not reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects. Further, Borrower shall have the right to amend and update the Exhibits attached hereto so long as any such amendment or modification does not disclose any fact or circumstance that would reasonably be expected to have a material adverse effect on Borrower's business, assets or prospects.

        7.3    Survival of Representations and Warranties.    All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and the parties thereto and the closing of the transactions described therein or related thereto.

8.    COVENANTS AND CONTINUING AGREEMENTS

        8.1    Affirmative Covenants.    During the term of this Agreement, and thereafter for so long as there are any Obligations owing to Agent or any Lender, Borrower covenants that, unless otherwise consented to by Required Lenders in writing, it shall:

          8.1.1    Visits and Inspections.    Permit representatives of Agent or any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. So long as no Default or Event of Default has occurred and is continuing, Agent and Lenders agree to give Borrower reasonable notice of any such visit or inspection. Cooperate with Agent so that Agent is able to complete an audit and appraisal of the Collateral not later than sixty days after the Closing Date.

          8.1.2    Notices.    Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading.

          8.1.3    Financial Statements.    Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with good business practice and, to the extent applicable, GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Guarantor's certified public accountants concur in any change therein and such change is disclosed to Agent and Lenders and is consistent with GAAP):

              (i)  not later than 120 days after the close of each fiscal year of Guarantor, unqualified audited (in respect to the Consolidated financial statements only) financial statements of Guarantor and its Subsidiaries (including Borrower) as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified (in respect to the Consolidated financial statements only) public accountants of recognized standing selected by Guarantor but acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

             (ii)  not later than 30 days after the end of each month hereafter, including the last month of Guarantor's fiscal year, unaudited interim financial statements of Guarantor and its Subsidiaries (including Borrower) as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Guarantor as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Guarantor and its Subsidiaries (including Borrower) for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

            (iii)  promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower or Guarantor has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

            (iv)  promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

             (v)  such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Guarantor's, Borrower's and each of their Subsidiaries' financial condition or results of operations.

        Concurrently with the delivery of the financial statements described in clause (i) of this Section 8.1.3, Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they, as of the date of such financial statements, are not aware of any Default or Event of Default in respect to the covenants contained in Section 8.2.8 or 8.3, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 8.1.3, or more frequently if requested by Agent or Required Lenders, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit O hereto executed on behalf of Borrower by the Chief Financial Officer of Borrower.

        Borrower authorizes Agent or its designated representatives to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules. At or before the initial Closing Date, Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 8.1.3. Further within five (5) days after the earlier of the last day of each fiscal year of Borrower and the date Borrower engaged independent certified public accountants to audit Borrower's financial statements, Borrower shall deliver to such independent certified public accountants a letter from Borrower addressed to such independent certified public accountants indicating that it is a primary intention of Borrower in engaging such accountants that Agent relies upon such financial statements of Borrower and its Subsidiaries.

          8.1.4    Landlord and Storage Agreements.    Provide Agent with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept. In respect to any lease entered into after the Closing Date (other than leases for sales offices) or leases entered into by Borrower prior to the closing of the Acquisition, Borrower shall provide Agent with landlord waivers or bailee letters with respect to such leased premises. Such landlord waivers or bailee letters shall be in a form supplied by Agent to Borrower with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.

          8.1.5    Projections.    No later than the first day of each fiscal year of Borrower, deliver to Agent and Lenders Projections of Borrower for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month.

        8.2    Negative Covenants.    During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Required Lenders has first consented thereto in writing, it will not:

          8.2.1    Mergers; Consolidations; Acquisitions.    Except in respect to the Acquisition, merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person.

          8.2.2    Loans.    Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person.

          8.2.3    Total Indebtedness.    Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness, except:

              (i)  Obligations owing to Agent and Lenders;

             (ii)  the Seller Subordinated Debt;

            (iii)  Indebtedness of any Subsidiary of Borrower to Borrower;

            (iv)  accounts payable to trade creditors and current operating expenses (other than for Money Borrowed) which are not aged more than 120 days from billing date or more than 60 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and Borrower or such Subsidiary shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower or such Subsidiary and its independent accountants;

             (v)  Obligations to pay Rentals permitted by Section 8.2.13;

            (vi)  Permitted Purchase Money Indebtedness;

           (vii)  contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

          (viii)  Capital Lease Obligations to the extent permitted by Section 8.2.8 in an aggregate principal amount of not more than $750,000;

            (ix)  Indebtedness in respect to deferred taxes;

             (x)  Indebtedness relating to compensation owed to Borrower's employees for services rendered in the ordinary course of business;

            (xi)  all unfunded pension and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law;

           (xii)  insurance reserves created in the ordinary course of business; and

          (xiii)  Indebtedness not included in paragraphs (i) through (xii) above which does not exceed at any time, in the aggregate, the sum of $500,000.

          8.2.4    Affiliate Transactions.    Except as disclosed on Schedule 8.2.2 in respect to the Management Agreement with Code Hennessy & Simmons, Inc. and the closing fee payable to Code, Hennessy & Simmon, Inc. in connection with the transactions contemplated hereby, enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

          8.2.5    Limitation on Liens.    Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

              (i)  Liens at any time granted in favor of Agent for its benefit and the ratable benefit of Lenders;

             (ii)  Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in Section 7.1.14 hereto, but only if in Agent's judgment such Lien does not adversely affect Agent's rights or the priority of Agent's Lien in the Collateral;

            (iii)  Liens arising in the ordinary course of Borrower's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business;

            (iv)  Purchase Money Liens securing Permitted Purchase Money Indebtedness;

             (v)  Liens securing Indebtedness of one of Borrower's Subsidiaries to Borrower or another such Subsidiary;

            (vi)  Liens securing Capital Lease Obligations to the extent the underlying Capital Lease Obligation is permitted by the terms of this Agreement;

           (vii)  such other Liens as appear on Exhibit P hereto; and

          (viii)  such other Liens as Required Lenders may hereafter approve in writing.

          8.2.6    Changes Related to Guarantor Subordinated Debt and Seller Subordinated Debt.    Change or amend or permit to be changed or to be amended the terms of the Guarantor Subordinated Debt or Seller Subordinated Debt if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add any covenant with respect to such Indebtedness; (d) change the payment provisions of such Indebtedness; (e) change the subordination provisions thereof; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Subsidiaries, Agent or any Lender.

          8.2.7    Distributions.    Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except that: (a) Subsidiaries of Borrower may make Distributions to Borrower with respect to their common Stock, (b) Borrower may pay dividends to Guarantor in an amount sufficient to maintain the corporate existence of Guarantor, to pay income taxes and to pay the reasonable out-of-pocket expenses of Guarantor and audit fees and expenses, not to exceed $100,000 per annum in the aggregate; (c) Borrower may pay dividends to Guarantor for further distribution to its stockholders in an amount not to exceed the lesser of (x) income taxes on phantom income incurred on the issuance of payment-in-kind notes with respect to the Guarantor Subordinated Debt or (y) $125,000 per year; (d) dividends to Guarantor of up to $100,000 in each Fiscal Year to repurchase the capital stock of employees who die or terminate their employment with Borrower; and (e) Borrower may pay management fees to Code, Hennessy & Simmons, Inc. in an amount not to exceed $500,000 per annum so long as no Event of Default under Section 10.1.1 shall have occurred and be continuing or so long as any other Event of Default shall have occurred and be continuing for sixty (60) days or more. If an Event of Default shall have occurred and be continuing, such management fees shall be accrued and may be paid when such Event of Default is cured or waived.

          8.2.8    Capital Expenditures.    Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed during any fiscal year of Borrower the amount set forth opposite such fiscal year in the following schedule:

Fiscal Year Ending	Permitted Capital Expenditures
Closing Date to December 31, 2000	$450,000
December 31, 2001, 2002, 2003 and 2004	$750,000

          8.2.9    Disposition of Assets.    Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement, including dispositions of unneeded Property with a non-material value.

          8.2.10    Stock of Subsidiaries.    Permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares.

          8.2.11    Bill-and-Hold Sales, Etc.    Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

          8.2.12    Restricted Investment.    Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

          8.2.13    Leases.    Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

          8.2.14    Tax Consolidation.    File or consent to the filing of any consolidated income tax return with any Person other than Guarantor or Subsidiary of Borrower.

        8.3    Specific Financial Covenants.    During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent and/or Lenders, Borrower covenants that they will be in full compliance with each of the financial covenants set forth on Exhibit Q hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrower on or before the Closing Date, Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrower or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

9.    CONDITIONS PRECEDENT

        Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or Lenders under the other sections of this Agreement, neither any Lender nor Agent shall not be required to make the Loans contemplated to be made on the Closing Date under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

        9.1    Documentation.    Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall reasonably require in connection therewith, including all documents, instruments, agreements and schedules listed in the Schedule of Documents attached hereto and incorporated herein as Exhibit R, all in form and substance satisfactory to Agent and its counsel.

        9.2    No Default.    No Default or Event of Default shall exist.

        9.3    Other Loan Documents.    Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied or waived by Required Lenders in their sole discretion.

        9.4    Availability.    Agent shall have determined that immediately after Lenders have made the initial Loans contemplated hereby, and paid all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than Five Million Dollars ($5,000,000), after giving effect to the reserve(s) created pursuant to Section 1.1.1.

        9.5    No Litigation.    No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

        9.6    Acquisition.    The Acquisition shall have been consummated, or will be consummated simultaneously with the closing of the transactions contemplated hereby, substantially in accordance with the terms of the Purchase Documents, the terms and conditions of which are acceptable to Agent. The Purchase Documents shall provide for at least $3,000,000 of non-competition payments, which payments shall be made not more often than annually, commencing no earlier than May 1, 2001, and in amounts of not more than $1,000,000 per annum. The Acquisition shall have been consummated in compliance with all applicable bulk sales laws.

        9.7    Environmental Surveys.    The results of the Phase I Environmental Survey or VISTA searches as applicable (and, if applicable Phase II Environmental Surveys) obtained in respect to the real Property to be acquired by Borrower pursuant to the Acquisition shall be acceptable to Agent.

        9.8    Equity.    Agent shall have received evidence satisfactory to it that not less than Three Million Dollars ($3,000,000) in cash has been contributed as equity to the capital of Borrower.

        9.9    Other Lender Commitments.    The aggregate amount of Revolving Credit Commitments and Term Loan A Commitments and Term Loan B Commitments of Lenders other than FCC shall equal or exceed Twenty Million Dollars ($20,000,000). There shall have occurred no material adverse change in the loan syndication or financial or capital markets from the conditions in effect on April 14, 2000.

10.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

        10.1    Events of Default.    The occurrence of one or more of the following events shall constitute an "Event of Default":

          10.1.1    Payment of Interest, Principal and Fees.    Borrower shall fail to pay any interest or principal due in respect to outstanding Revolving Credit Loans, Term Loan A, Term Loans B or any fees payable in respect to unused Revolving Credit Loans or outstanding Letters of Credit or LC Guaranties on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for five (5) days after the applicable due date. Borrower acknowledges that, to the extent of Availability, such interest, principal and fees shall be paid by advances of Revolving Credit Loans pursuant to Section 3.1.1.

          10.1.2    Payment of Other Obligations.    Borrower shall fail to pay any of the Obligations (other than interest and principal due in respect to outstanding Revolving Credit Loans, Term Loan A, Term Loans B or any fees payable in respect to unused Revolving Credit Loans or outstanding Letters of Credit or LC Guaranties) on or within ten (10) days after the due date for such Obligation (whether due at stated maturity, on demand, upon acceleration or otherwise).

          10.1.3    Misrepresentations.    Any representation, warranty or other statement made or furnished to Agent or Lenders by or on behalf of Borrower or any Subsidiary of Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

          10.1.4    Breach of Specific Covenants.    Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2 (Lien Protection; Further Assurances), 5.4 (Lien on Realty), 6.1.1 (Location of Collateral), 6.2 (Administration of Accounts), 8.1.1 (Visits and Inspections), 8.1.3 (Financial Statements), 8.2 (Negative Covenants) or 8.3 (Specific Financial Covenants) hereof on the date that Borrower is required to perform, keep or observe such covenant.

          10.1.5    Breach of Other Covenants.    Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Required Lenders' satisfaction within 15 days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of Borrower.

          10.1.6    Default Under Security Documents/Other Agreements.    Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

          10.1.7    Other Defaults.    There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) with an aggregate principal amount of $100,000 or more if the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

          10.1.8    Uninsured Losses.    Any loss, theft, damage or destruction of any of the Collateral in an amount in excess of $50,000 or more not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

          10.1.9    Adverse Changes.    There shall occur any material adverse change in the financial condition or business prospects of Borrower.

          10.1.10    Insolvency and Related Proceedings.    Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than 60 days), or Borrower shall make any offer of settlement, extension or composition to its unsecured creditors generally.

          10.1.11    Business Disruption: Condemnation.    There shall occur a cessation of a substantial part of the business of Borrower or any Subsidiary of Borrower for a period which significantly affects Borrower's capacity to continue its business, on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation, where, in each case, such event is reasonably expected to have a material adverse effect on Borrower's business, assets or prospects.

          10.1.12    Change of Ownership and Liens on Stock.    Guarantor shall cease, on a collective basis, to own and control, beneficially and of record, all of the issued and outstanding capital Stock of Borrower. Code, Hennessy & Simmons, Inc. shall cease, on a collective basis, to own and control, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding capital stock of Guarantor.

          10.1.13    ERISA.    A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any Subsidiary of Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or such Subsidiary's complete or partial withdrawal from such Plan.

          10.1.14    Challenge to Agreement.    Borrower, any Subsidiary of Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

          10.1.15    Judgments.    Any money judgments, writ of attachment or similar processes are issued or rendered against Borrower or any Subsidiary of Borrower or any of their respective Property in an amount of $100,000 or more for any single judgment, attachment or process or $250,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability and which judgment, attachment or process is not stayed, released or discharged within 30 days. Any non-money judgment (or any non-monetary portion of a judgment) shall be issued or rendered against Borrower and such judgment is reasonably expected to have a material adverse effect on Borrower's business, assets or prospects and such judgment is not stayed, released or discharged within 30 days.

        10.2    Acceleration of the Obligations.    Upon the occurrence of an Event of Default and during the continuance thereof, Agent may and shall, at the request of Required Lenders, (i) without notice, terminate this facility with respect to further Revolving Credit Loans, Term Loans B and Letters of Credit and LC Guaranties, whereupon no Revolving Credit Loans or Term Loans B may be made hereunder and no Letters of Credit or LC Guaranties may be issued hereunder, and/or (ii) with notice, declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; provided, however, that upon the occurrence of an Event of Default specified in Section 10.1.10 hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent.

        Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Agent and Lenders taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

        10.3    Other Remedies.    Upon and after the occurrence of an Event of Default, Agent and/or Lenders shall have and may exercise from time to time the following rights and remedies:

          10.3.1    All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          10.3.2    The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent for storage thereof).

          10.3.3    The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that 10 days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent and Lenders may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

          10.3.4    Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's and Lenders' benefit.

          10.3.5    Agent or Required Lenders may, at its or their option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Lenders may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Portions. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

        10.4    Remedies Cumulative; No Waiver.    All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or any Lenders or contained in any other agreement between Agent and/or Lenders and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or Lenders to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent and/or Lenders shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent, Lenders or Required Lenders (as applicable) and directed to Borrower.

11.    AGENT

        11.1    Power of Attorney; Authorization and Action.    Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender promptly a copy of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Loan Documents.

        11.2    Agent's Reliance, Etc.    Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers or to inspect the property (including the books and records) of Borrowers; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties.

        11.3    FCC and Affiliates.    With respect to its commitment hereunder to make Revolving Credit Loans, Term Loan A and Term Loans B and to issue or procure Letters of Credit and LC Guaranties, FCC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include FCC in its individual capacity. FCC and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if FCC were not Agent and without any duty to account therefor to Lenders.

        11.4    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 7.1.10 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

        11.5    Indemnification.    Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

        11.6    Successor Agent.    Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) and which shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

12.    MISCELLANEOUS

        12.1     Power of Attorney.

        Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of Borrower:

          12.1.1    At such time or times after the occurrence and during the continuance of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

          12.1.2    At such time or times upon or after the occurrence and during the continuance of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral, each in a commercially reasonable manner under the circumstances; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

        The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

        12.2    Indemnity.    Borrower hereby agrees to indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent and Lenders (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend Agent and Lenders against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the negligence or intentional misconduct of Agent or any Lender). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

        12.3    Modification of Agreement; Sale of Interest.

        (a)   The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrowers, Required Lenders or all Lenders as required by the terms hereof, and, if required by the terms hereof, Agent. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participation, assignment, transfer or other disposition in accordance with the terms hereof, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced in writing or not; Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of participation in or assignment of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, review of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lender and such Lender's respective commitments. In addition, Borrower will make its management available to meet with potential Lenders or Participating Lenders from time to time as reasonably requested by Agent. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Lender retains its voting rights, no Lender shall sell participation or assign, transfer or otherwise dispose of any of the Loan Documents or any portion thereof or interest therein, without the prior written consent of Agent, which consent shall be unreasonably withheld or delayed.

        (b)   In respect to any assignment by a Lender of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment, the Revolving Credit Loans owed to it and the Revolving Credit Note held by it, its Term Loan B Loan Commitment, the Term Loans B owed to it and the Term Note B held by it and the Term Loan A owed to it and the Term Note A held by it) (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (A) the aggregate amount of the Revolving Loan Commitment, undrawn Term Loan B Commitment, Term Loan A and Term Loans B of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as to which Borrowers and Agent may consent to and (B) after giving effect to each such assignment, the amount of the Revolving Loan Commitment, undrawn Term Loan B Commitment, Term Loan A and Term Loans B of the assigning Lender shall in no event be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form of Exhibit S hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note, Term Note A and Term Note B subject to such assignment and a processing and recordation fee of $3,500, and (iv) any Lender may without the consent of Borrowers or the Agent, and without paying any fee, assign to any Affiliate of such Lender that is a bank or financial institution all of its rights and obligations under this Agreement. The foregoing notwithstanding, no Person may become a Lender or a Participating Lender hereunder, unless such Person is a financial institution having stockholders' equity (or the equivalent) of at least One Hundred Million Dollars ($100,000,000). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If, pursuant to this Section 12.3, any interest in this Agreement or any Revolving Credit Loan, Term Loan A, Term Loans B, Letter of Credit or LC Guaranty is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participating Lender), and shall cause any Participating Lender, concurrently with the effectiveness of such transfer, (a) to represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrower) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Revolving Credit Loans, Term Loan A, Term Loans B, Notes, Letters of Credit or LC Guaranties, (b) to furnish to the transferor Lender, Agent and Borrower either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such transferee claims entitlement to complete exemption form U.S. federal withholding tax on all interest payments hereunder), and (c) to agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form 4224 or Form 1001

upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

        (c)   In the event any Lender assigns or otherwise transfers all or any part of its Revolving Credit Note, Term Note A or Term Note B, any such Lender shall so notify Borrower and Borrower shall, upon the request of such Lender, issue a new Revolving Credit Note, Term Note A and Term Note A in exchange for the old Revolving Credit Note, Term Note A and Term Note B.

        (d)   Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of Borrower (a "Participating Lender") participating interests in any Loans, the commitments of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall grant any participation under which the Participating Lender shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents, except to the extent such amendment or waiver would: (A) extend the final maturity date for payment of the Loans in which such Participating Lender is participating; (B) reduce the interest rate or the amount of principal or fees applicable to the Loans in which such Participating Lender is participating; or (C) release all or substantially all of the Collateral, except as expressly provided herein. In those cases in which an originating Lender grants rights to a Participating Lender to approve any amendment to or waiver of this Agreement or the other Loan Documents respecting the matters described in clauses (A) through (C) of the preceding sentence, the relevant participation agreements shall provide for a voting mechanism whereby a majority of the amount of such Lender's portion of the Loans (irrespective of whether held by such Lender or a Participating Lender) shall control the vote for all of such Lender's portion of the Loans. In the case of any participation, the Participating Lender shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the Participating Lender's right against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the Participating Lender relating thereto). In no event shall any Participating Lender grant a participation in its participation interest in the Loans without the prior written consent of Agent, which approval shall not be unreasonably withheld or delayed. All amounts payable by the Borrower hereunder shall be determined as if the originating Lender had not sold any such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participating Lender shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

        (e)   Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        (f)    No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, including, without limitation, the CHS Guaranty, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) increase the aggregate Revolving Loan Commitments, Term Loan A Commitments, Term Loan B Commitments or subject any Lender to any additional obligations, (ii) reduce the principal of, or decrease the rate of interest on, the Notes or other amount payable hereunder other than those payable only to FCC in its capacity as Agent which may be reduced by FCC unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to FCC in its capacity as Agent which may be postponed by FCC unilaterally, (iv) reduce the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents except in accordance with the terms of such Loan Documents or as otherwise permitted herein, (vi) increase the advance rates contained in the definition of the Borrowing Base, (vii) to the extent Agent's or Lenders' consent is required by the terms hereof, release all or substantially all of the Collateral or (viii) amend this Section 12.3; (b) that no amendment, waiver or consent shall be effective unless in writing and signed by either Required Lenders or all Lenders, as required by the terms hereof and, if such amendment, waiver or consent affects Agent or its rights hereunder, Agent.

        (g)   The foregoing notwithstanding, provided that no Event of Default has occurred and is continuing, no Lender shall effect any transfer, assignment or participation of its interests hereunder if the effect of any such transfer, assignment or participation is to increase, in any material amount, Borrower's costs or obligations hereunder.

        12.4    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.5    Successors and Assigns.    This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Agent and Lenders permitted under Section 12.3 hereof.

        12.6    Cumulative Effect; Conflict of Terms.    The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        12.7    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

        12.8    Notice.    Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three Business Days after deposit in the mail, postage prepaid, one Business Day after delivery to an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

  (A)
  If to Agent: Fleet Capital Corporation
  One South Wacker Drive
  Suite 1400
  Chicago, Illinois 60601
  Attention: Loan Administration Manager
  Facsimile No.: (312) 332-6537

        With a copy to: Vedder, Price, Kaufman & Kammholz

  222 North LaSalle Street
  Suite 2600
  Chicago, Illinois 60601
  Attention: John T. McEnroe
  Facsimile No.: (312) 609-5005

  (B)
  If to Borrower: Houston Wire & Cable Company

  10201 N. Loop East
  Houston, Texas 77029
  Attention: Nicol G. Graham
  Telecopier No.: (713) 609-2205

        With copies to: Code Hennessy & Simmons, Inc.

  10 South Wacker Drive
  Suite 3175
  Chicago, Illinois 60606
  Attention: Peter W. Gotsch
  Telecopier No: (312) 876-3854

  and

  Altheimer & Gray
  10 South Wacker Drive
  Suite 4000
  Chicago, Illinois 60606
  Attention: Nancy L. Kasko
  Telecopier No.: (312) 715-4800

          (C)  If to any Lender, at its address indicated on the signature pages hereof or in a notice to Borrower of an assignment of a Note,

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent and/or Lender pursuant to Sections 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent and/or Lenders.

        12.9    Credit Inquiries.    Borrower hereby authorizes and permits Agent to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.

        12.10    Time of Essence.    Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

        12.11    Entire Agreement.    This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

        12.12    Interpretation.    No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

        12.13    Confidentiality.    Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement (including, without limitation, Borrower's ownership structure) in accordance with Agent's and each Lenders's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosures reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process provided, however, that Agent or any Lender shall require any potential participant or assignee to agree, in writing, to comply with the provisions of this Section 12.13 prior to making any such disclosure to any such potential assignee or participant. Borrower acknowledges and agrees that Agent may provide lending trade organizations information necessary and customary for inclusion in league table measurements after the closing of the transactions contemplated hereby.

        12.14    GOVERNING LAW; CONSENT TO FORUM.    THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR LENDERS' OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR AGENT OR LENDERS, BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN

THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

        12.15    WAIVERS BY BORROWER.    BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT OR ANY LENDER TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR LENDERS TO EXERCISE ANY OF AGENT'S OR LENDERS' REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE EACH MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        12.16    Publicity.    Borrower hereby consents to Agent's use of the name or trade style of Borrower in any announcements or advertisements relating to the completion of the transactions contemplated hereby and the role played by Agent in providing financing to Borrower hereunder in such media and in such manner as Agent, with the prior written consent of Borrower, deems appropriate.

        IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning of this Agreement.

HOUSTON WIRE & CABLE COMPANY
("Borrower")

By:	/s/ DANI CUNNINGHAM
	Name:	Dani Cunningham
	Title:	Vice President
HWC HOLDING CORPORATION ("Guarantor")
By:	/s/ DANI CUNNINGHAM
	Name:	Dani Cunningham
	Title:	Vice President
Accepted in Chicago, Illinois:
FLEET CAPITAL CORPORATION ("Agent" and "Lender")
By:	/s/ FRANK MELAZZO
	Name:	Frank Melazzo
	Title:	Senior Vice President
Address: One South Wacker Drive Suite 1400] Chicago, IL 60606 Attention: Loan Administration Manager
Telecopier No.: 312.332.6537
Revolving Loan Commitment: $38,076,923.08
Term Loan A Commitment: $3,461,538.46
Term Loan B Commitment: $3,461,538.46

THE CIT GROUP/BUSINESS CREDIT, INC.
("Lender")

By:
        Name:
        Title:

Address:

5420 LBJ Freeway
Suite 200
Dallas, Texas 75240
Attention: Regional Credit Manager

Telephone No.:    972.455.1600
Telecopier No.:    972.455.1690

Revolving Loan Commitment:    $16,923,076.92

Term Loan A Commitment:    $1,538,461.54

Term Loan B Commitment:    $1,538,461.54

APPENDIX A

GENERAL DEFINITIONS

        When used in the Loan and Security Agreement dated as of May 22, 2000, by and among Houston Wire & Cable Company, the lender signatories thereto ("Lenders") and Fleet Capital Corporation ("FCC") as agent for such Lenders (FCC, in such capacity "Agent"), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

        Account Debtor—any Person who is or may become obligated under or on account of an Account.

        Accounts—all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

        Acquisition—the purchase by Borrower of the Business pursuant to the Purchase Documents.

        Affiliate—a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

        Agreement—the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

        ALTA Survey—a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986, known as the "Minimum Standard Detail Requirements of Land Title Surveys". The ALTA Survey shall be in sufficient form to satisfy the requirements of Chicago Title Insurance Company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: "To Houston Wire & Cable Company, Fleet Capital Corporation, as agent, and Chicago Title Insurance Company. This is to certify that this map of plat and the survey on which it is based were made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1986. (signed (SEAL) License No.                         ".

        Apparatus Eligible Inventory—Eligible Inventory that is Apparatus Inventory.

        Apparatus Inventory—that portion of Borrower's Inventory the type classified as "apparatus" inventory on the Business's financial statements consisting of Inventory used in Borrower's devices line of business.

        Applicable Margin—the percentages set forth below with respect to the Base Rate Revolving Credit Portion, the Base Rate Term A Portion, the Base Rate Term B Portion, the LIBOR Revolving Credit Portion, the LIBOR Term A Portion and the LIBOR Term B Portion:

APPLICABLE MARGIN

LIBOR Revolving Credit Portion	LIBOR Term A Portion	LIBOR Term B Portion	Base Rate Revolving Credit Portion	Base Rate Term A Portion	Base Rate Term B Portion
2.75%	3.00%	3.50%	1.25%	1.50%	2.00%

        Asset Purchase Agreement—shall have the meaning contained in the definition of Purchase Documents.

        Availability—the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

        Bank—Fleet National Bank.

        Base Rate—the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

        Base Rate Revolving Credit Portion—that portion of the Revolving Credit Loans not subject to a LIBOR Option.

        Base Rate Term A Portion—that portion of Term Loan A not subject to a LIBOR Option.

        Base Rate Term B Portion—that portion of the Term Loans B not subject to a LIBOR Option.

        Board—the Board of Governors of the Federal Reserve System of the United States.

        Borrowing Base—as at any date of determination thereof, an amount equal to the lesser of:

              (i)  the Maximum Revolving Loan at such date; or

             (ii)  an amount equal to:

          (a)   up to eighty-five percent (85%) of the net amount of Eligible Accounts outstanding at such date;

PLUS

          (b)   the lesser of (1) the Maximum Inventory Amount or (2) the sum of (A) sixty-five percent (65%) of the value of Eligible Inventory (other than Apparatus Eligible Inventory) at such date calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis plus (B) sixty-five percent (65%) of the lesser of the Maximum Apparatus Inventory or the value of Apparatus Eligible Inventory, at such date calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis.

MINUS (subtract from the lesser of (i) or (ii) above)

            (iii)  an amount equal to the sum of (a) any amount which Agent reasonably expects it may be obligated to pay in the future for the account of Borrower, plus (b) the amount of any reserve established by Agent pursuant to Section 1.1.1, plus (c) the LC Amount.

        For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less, to the extent not already deducted in the calculation of Eligible Accounts, any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Further, the value of Eligible Inventory and Eligible Apparatus Inventory shall be adjusted as of each date of calculation to reflect decreases in the Comex market price of copper as reported on the London Metals Exchange, but only to the extent that such decrease would result in a value less than current book value.

        Business—shall mean the "Division" as such term is defined in the Asset Purchase Agreement.

        Business Day—(i) when used with respect to the LIBOR Option, shall mean a day one which dealings may be effected in deposits of United States dollars in the London interbank foreign currency deposits market and on which the Agent is conducting business and on which banks may conduct business in London, England, Chicago, Illinois, and New York, New York and (ii) when used with respect to the other provisions of this Agreement, shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed either in the State of Illinois or in the State of Wisconsin.

        Capital Expenditures—expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

        Capitalized Lease Obligation—any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

        CHS Guarantee—that certain Guarantee (Limited Amount) executed by Code, Hennessy & Simmons, II, L.P. whereby Code, Hennessy & Simmons, II, L.P. shall guarantee a portion of the outstanding principal balance of Term Loans B. The maximum amount of the said CHS Guarantee, shall mean as of any date of calculation, the amount of Term Loans B made by Lenders under the Loan Agreement in excess of $2,500,000 which amount shall be reduced by the aggregate amount of principal payments made by Borrower in respect of Term Loans B between the Closing Date and the earlier of the applicable date of calculation or the date on which an Event of Default has occurred which Event of Default, as of the applicable date of calculation, has not been cured or waived.

        Closing Date—the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loans are made.

        Code—the Uniform Commercial Code as adopted and in force in the State of Illinois, as from time to time in effect.

        Collateral—all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

        Commitment Termination Date—the earliest of: (i) May 23, 2004; (ii) the date of termination of the commitment to make further Revolving Credit Loans and/or Term Loans B pursuant to Section 4.2.1 or 4.2.2 hereof; and (iii) the date of termination of the commitment to make further Revolving Credit Loans pursuant to Section 10.2 hereof.

        Consolidated—the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

        Default—an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

        Default Rate—as defined in Section 2.1.2 of the Agreement.

        Distribution—in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

        Dominion Account—a special account of Agent for its benefit and the ratable benefit of Lenders established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

        Eligible Account—an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

              (i)  it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

             (ii)  it is due or unpaid more than 90 days after the original invoice date; or

            (iii)  25% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

            (iv)  the total unpaid Accounts of the Account Debtor (other than Associated Distributors) exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or the total unpaid Accounts of Associated Distributors exceed 25% of the net amount of all Eligible Accounts, to the extent of such excess; or

             (v)  any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

            (vi)  the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account (to the extent of such dispute), or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower (to the extent of such claim), or the Account is subject to a debit memo or a volume rebate (to the extent of such volume rebate or debit memo) or the Account otherwise is or is reasonably expected to become subject to any right of setoff by the Account Debtor; or

           (vii)  the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

          (viii)  it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms in each case acceptable to Agent in its sole discretion; or

            (ix)  it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

             (x)  the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

            (xi)  the Account is subject to a Lien other than a Permitted Lien or the Account is not at all times subject to Agent's duly perfected, first priority security interest; or

           (xii)  the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor;

          (xiii)  the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

          (xiv)  Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

           (xv)  Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

        Eligible Inventory—such Inventory of Borrower (other than packaging materials, reels, shipping containers and manufacturing supplies) which Agent, in its reasonable credit judgment deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

              (i)  it is not raw materials, work-in-process or finished goods that is readily marketable;

             (ii)  it is not in good, new and saleable condition;

            (iii)  it is slow-moving, obsolete or unmerchantable;

            (iv)  it does not meet all standards imposed by any governmental agency or authority;

             (v)  it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement;

            (vi)  it is not at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien;

           (vii)  it is not situated at a location in compliance with the Agreement and is not in transit;

          (viii)  it is defective Inventory;

            (ix)  it is Inventory located off-site and in respect to which Inventory Borrower has not obtained Lien releases and access waivers in form and substance acceptable to Agent;

             (x)  it is consigned Inventory;

            (xi)  it represents inter-company profit; or

           (xii)  it consists of Inventory of less than 100 foot lengths; or

          (xiii)  it is packaging, reels or supplies.

        Environmental Laws—all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

        Equipment—all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

        ERISA—the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

        Event of Default—as defined in Section 10.1 of the Agreement.

        GAAP—generally accepted accounting principles in the United States of America in effect from time to time.

        General Intangibles—all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

        Guarantor—HWC Holding Corporation, a Delaware corporation.

        Guaranty—the Continuing Guaranty Agreement which is to be executed by Guarantor in form and substance satisfactory to Agent.

        Guarantor Subordinated Debt means all Indebtedness owing by Guarantor to the stockholders of Guarantor, including subordinated debt in the principal amount of not more than $9,000,000 as of the Closing Date.

        Indebtedness—as applied to a Person means, without duplication

              (i)  all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

             (ii)  all obligations of other Persons which such Person has guaranteed,

            (iii)  all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

            (iv)  in the case of Borrower (without duplication), the Obligations.

        Inventory—all of Borrower's inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

        Investment Property—all of Borrower's investment property, whether now owned or hereinafter acquired by Borrower, including, without limitation, all securities (certificated or uncertificated), securities accounts, securities entitlements, commodity accounts and contracts.

        LC Amount—at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

        LC Guaranty—any guaranty pursuant to which Agent or Lenders or any Affiliate of Agent or Lenders shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

        LC Percent—the Applicable Margin in respect to LIBOR Revolving Credit Portions.

        Legal Requirement—any requirement imposed upon any Lender or any Participating Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

        Letter of Credit—any letter of credit issued by Agent or Bank for the account of any Borrower.

        LIBOR Interest Payment Date—with respect to any LIBOR Portion, the first day of each calendar month during the applicable LIBOR Period.

        LIBOR Option—the option granted pursuant to Section 2.3 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans, Term Loan A or Term Loans B based on a LIBOR Rate.

        LIBOR Period—any period of one month, two months, three months or six months commencing on a Business Day, selected as provided in Section 2.3(i); provided, however that no LIBOR Period shall extend beyond the last day of the Original Term, unless Borrower, Agent and Lenders have agreed to an extension of the Original Term beyond the expiration of the LIBOR Period in question and that, with respect to any LIBOR Term A Portion or LIBOR Term B Portion, no applicable LIBOR Period shall extend beyond the scheduled installment payment date for such LIBOR Term A Portion or LIBOR Term B Portion. If any LIBOR Period so selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by Agent in accordance with the then current banking practice in London; provided, that Borrower shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by Agent of the LIBOR Period shall, in the absence of manifest error, be conclusive. In addition to the foregoing, until the earlier of such time as Borrower completes initial syndication of the credit facilities contemplated herein or August 30, 2000, all LIBOR Periods shall be one week.

        LIBOR Portion—a LIBOR Revolving Credit Portion, a LIBOR Term A Portion or a LIBOR Term B Portion.

        LIBOR Rate—with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1% equal to the product of (i) the Base LIBOR Rate (as hereinafter defined) multiplied by (ii) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the next higher 1/16 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion specified in the applicable LIBOR Request are offered to Agent by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

        LIBOR Request—a notice in writing (or by telephone confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from Borrower, on behalf of all Borrowers, to Agent requesting that interest on a portion of the Revolving Credit Loan, Term Loan A or Term Loans B be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period; (ii) the length of the LIBOR Period consistent with the definition of that term; and (iii) the dollar amount of the LIBOR Revolving Credit Portion, LIBOR Term A Portion or LIBOR Term B Portion consistent with the definition of such terms.

        LIBOR Revolving Credit Portion—that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Revolving Credit Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

        LIBOR Term A Portion—that portion of the Term Loan A specified in a LIBOR Request which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of the Term Loan A not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Term A Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

        LIBOR Term B Portion—that portion of Term Loans B specified in a LIBOR Request which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of the Term Loans B not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Term B Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

        Lien—any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

        Loan Account—the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

        Loan Documents—the Agreement, the Other Agreements and the Security Documents.

        Loans—all loans and advances of any kind made by Lender pursuant to the Agreement.

        Maximum Apparatus Inventory—Two Million Dollars ($2,000,000) during the period from the Closing Date until September 29, 2000, One Million Five Hundred Thousand Dollars ($1,500,000) during the period from September 30, 2000 to December 30, 2000, One Million Dollars ($1,000,000) from December 31, 2000 to March 30, 2001, Five Hundred Thousand Dollars $500,000 during the period from March 31, 2001 to June 29, 2001 and Zero Dollars ($0) from and after June 30, 2001.

        Maximum Inventory Amount—Thirty-Six Million Dollars ($36,000,000) during the period from the Closing Date until June 30, 2000, Thirty-Five Million Dollars ($35,000,000) during the period from July 1, 2000 to July 31, 2000, Thirty-Four Million Dollars ($34,000,000) during the period from August 1, 2000 to August 31, 2000, Thirty-Three Million Dollars ($33,000,000) during the period from September 1, 2000 to September 30, 2000, Thirty-Two Million Dollars ($32,000,000) during the period from October 1, 2000 to October 31, 2000, Thirty-One Million Dollars ($31,000,000) during the period from November 1, 2000 to November 30, 2000, Thirty Million Dollars ($30,000,000) during the period from December 1, 2000 to December 31, 2000 and Twenty-Nine Million Dollars ($29,000,000) during the period from January 1, 2001 through the remainder of the Original Term.

        Maximum Revolving Loan—Fifty-Five Million Dollars ($55,000,000).

        Money Borrowed—means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

        Mortgages—the mortgage executed by Borrower on or about the closing date of the 1997 in favor of Agent for its ratable benefit and the benefit of Lender, and by which such Borrower shall grant and convey to Agent for its benefit and the ratable benefit of Lenders, as security for the Obligations, a Lien upon the such Borrower's interest in the real property located in:Houston, Texas.

        Multiemployer Plan—has the meaning set forth in Section 4001(a)(3) of ERISA.

        New Mortgages—as defined in Section 5.3 of the Agreement.

        Noncompetition Agreement—that certain Noncompetition Agreement dated on or about the Closing Note by and between Borrower and Kent Electronics Corporation.

        Notes—collectively, the Revolving Credit Notes, the Term Notes A and the Term Notes B.

        Notice of Revolving Credit Loan and Notice of Term Loans B—as defined in Section 3.1.1 of the Agreement.

        Obligations—all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrowers or any one of them to Agent or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement, or any of the other Loan Documents, any interest rate protection agreement, swaps or caps or otherwise whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

        Original Term—as defined in Section 4.1 of the Agreement.

        Other Agreements—any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent and/or Lenders in respect of the transactions contemplated by the Agreement.

        Overadvance—as defined in Section 1.1.1(C) of the Agreement.

        Participating Lender—each Person who shall be granted the right by any Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

        Permitted Liens—any Lien of a kind specified in Section 8.2.5 of the Agreement.

        Permitted Purchase Money Indebtedness—Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $750,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

        Person—an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

        Plan—an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

        Pledge Agreement—the Pledge Agreement to be executed by Guarantor in favor of Agent whereby Guarantor shall grant to Agent for its benefit and the ratable benefit of Lenders, a first priority security interest in all of the issued and outstanding shares of capital stock of Borrower and all other assets of Guarantor to secure Guarantor's obligations and liabilities under the Guaranty.

        Projections—Borrower's forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

        Property—any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        Purchase Documents—the Asset Purchase Agreement ("Asset Purchase Agreement") by and among Borrower and Seller pursuant to which Seller has agreed to sell its business and all or substantially all of its assets to Borrower, and all documents and instruments to be executed or delivered in connection therewith and all schedules and/or exhibits to any of the foregoing.

        Purchase Money Indebtedness—means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

        Purchase Money Lien—a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

        Rentals—as defined in Section 8.2.13 of the Agreement.

        Reportable Event—any of the events set forth in Section 4043(b) of ERISA.

        Required Lenders—as of any date, the Lenders with at least sixty-six and two-thirds percent (66-K%) of the aggregate principal amount of the Revolving Loan Commitments, undrawn Term Loans B Loan Commitment, Term Loan A and Term Loans B; provided, that if any time there are two or fewer Lenders, Required Lenders shall mean all Lenders.

        Restricted Investment—any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

              (i)  investments in one or more Subsidiaries of Borrower to the extent existing on the Closing Date;

             (ii)  Property to be used in the ordinary course of business;

            (iii)  Current assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

            (iv)  investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

             (v)  investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

            (vi)  investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

        Revolving Credit Loans—a Loan made by Lenders as provided in Section 1.1.1 of the Agreement.

        Revolving Credit Loan Commitments—as defined in Section 1.1.1 of the Agreement.

        Revolving Credit Note—the Revolving Credit Note(s) to be executed by Borrowers in favor of Lenders to evidence the Revolving Credit Loans, which shall be in the form of Exhibit A attached hereto.

        Revolving Credit Percentage—as defined in Section 1.1.1 of the Agreement.

        Schedule of Accounts—as defined in Section 6.2.1 of the Agreement.

        Security—shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

        Security Documents—the Mortgages, any New Mortgage, the Guaranty, the Pledge Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

        Seller—Collectively, Kent Electronics Corporation and T.H. Cabling, L.P.

        Seller Guarantee—that certain Limited Guaranty dated as of May 22, 2000 executed by Code Hennessy & Simmons II, L.P., in favor of T.H. Cabling, L.P.

        Seller Note—that certain Note dated on or about the Closing Date and delivered by Borrower to Seller pursuant to Section 1.3 of the Asset Purchase Agreement.

        Seller Subordinated Debt—all Indebtedness due Seller from Borrower under the Asset Purchase Agreement, the Noncompetition Agreement and the Seller Note.

        Solvent—as to any Person, such Person (i) owns Property whose fair saleable value on a going concern basis is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

        Standby Letter of Credit—any Letter of Credit issued by Agent or Bank for the account of Borrower which is not a Trade Letter of Credit.

        Statutory Reserves—a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board or any successor thereto) as applicable to each outstanding LIBOR Portion and the LIBOR Period applicable thereto. Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Bank or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        Stock—all shares, options, warrants, interest, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term in defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended).

        Subordinated Debt—Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent.

        Subordination Agreement—that certain Subordination Agreement dated on or about the Closing Date by and among Kent Electronics Corporation, T.H. Cabling, L.P. and Agent, as the same may be amended from time to time.

        Subsidiary—any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

        Tax—in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by Agent or any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to Agent or any Lender; provided, that the term "Tax" shall not include any taxes imposed upon the net income of Agent or any Lender.

        Term Loan A—the Loans described in Section 1.2.1 of the Agreement.

        Term Loan A Commitment(s)—as defined in Section 1.2.1 of the Agreement.

        Term Loan A Percentage—as defined in Section 1.2.1 of the Agreement.

        Term Loans—collectively, Term Loan A and Term Loans B.

        Term Loan(s) B—the Loans described in Section 1.2.2 of the Agreement

        Term Loan B Commitment(s)—as defined in Section 1.2.2 of the Agreement.

        Term Loans B Percentage—as defined in Section 1.2.2 of the Agreement.

        Term Note A—the Secured Promissory Note(s) to be executed by Borrower in favor of Lenders to evidence Term Loans B, which shall be in the form of Exhibit A-2 to the Agreement.

        Term Note B—the Secured Promissory Note(s) to be executed by Borrower in favor of Lenders to evidence Term Loans A, which shall be in the form of Exhibit A-1 to the Agreement.

        Total Credit Facility—Sixty-Five Million Dollars ($65,000,000).

        Trade Letter of Credit—a Letter of Credit issued by Bank or Agent for the account of a Borrower in connection with the purchase of Inventory by such Borrower.

        Voting Stock—Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

        Other Terms.    All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

        Certain Matters of Construction.    The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

        Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolving Credit Note
Exhibit A-1	Form of Term Note A
Exhibit A-2	Form of Term Note B
Exhibit B	Borrower's and each Subsidiary's Business Locations
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Exhibit E	Capital Structure of Borrower
Exhibit F	Legal Names
Exhibit G	Tax Identification Numbers of Subsidiaries of Borrower
Exhibit H	Patents, Trademarks, Copyrights and Licenses
Exhibit I	Contracts Restricting Borrower's Right to Incur Debts
Exhibit J	Litigation
Exhibit K	Capitalized Leases
Exhibit L	Operating Leases
Exhibit M	Pension Plans
Exhibit N	Labor Contracts
Exhibit O	Compliance Certificate
Exhibit P	Permitted Liens
Exhibit Q	Financial Covenants
Exhibit R	Schedule of Documents
Exhibit S	Form of Assignment and Acceptance Agreement
Exhibit T	Letter of Credit Charges
Schedule 7.1.10(b) Exceptions to GAAP in the Financial Statements of the Business
Schedule 8.2.4 Affiliate Transactions

EXHIBIT A

REVOLVING CREDIT NOTE

$

                        , 2000
Chicago, Illinois

        FOR VALUE RECEIVED, the undersigned, (hereinafter "Borrower"), hereby PROMISES TO PAY to the order of                        , a                        corporation ("Lender"), or its registered assigns, at the principal office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of                         ($                        ), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

        This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Amended and Restated Loan and Security Agreement dated as of May    , 2000 by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation ("FCC"), as agent for such Lenders (FCC in such capacity "Agent") (hereinafter amended from time to time, the "Loan Agreement"), and is entitled to the benefit and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms herein, unless otherwise defined, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

        The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on the Commitment Termination Date, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

        Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

        The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

        Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

        This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois.

HOUSTON WIRE & CABLE COMPANY

By:
Name:
Title:

EXHIBIT A-1

SECURED PROMISSORY NOTE

(Term Note A)

$

                        , 2000
Chicago, Illinois

        FOR VALUE RECEIVED, the undersigned (hereinafter "Borrower"), hereby promises to pay to the order of                        , a                         corporation (hereinafter "Lender"), or its registered assigns at the office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of                         ($                        ), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.

        This Secured Promissory Note (the "Note") is one of the Term Notes A referred to in, and is issued pursuant to, that certain Amended and Restated Loan and Security Agreement dated as of May     , 2000 by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation ("FCC") as Agent for said lenders (FCC in such capacity "Agent") (hereinafter, as amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

        For so long as no Event of Default shall have occurred and be continuing the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

          (a)   Interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;

          (b)   Principal shall be due and payable quarterly commencing on October 1, 2000 and continuing on the first day of each January 1, April 1, July 1 and October 1 thereafter to and including April 1, 2004 in installments equal to [Two Hundred Fifty Thousand Dollars ($250,000)]; and

          (c)   The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on the Commitment Termination Date.

        Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

        This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrower may also prepay this Note in the manner provided in Section 4 of the Loan Agreement.

        Upon the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

        The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

        Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

HOUSTON WIRE & CABLE COMPANY

By:
Name:
Title:

EXHIBIT A-2

SECURED PROMISSORY NOTE

(Term Note B)

$

                        ,
Chicago, Illinois

        FOR VALUE RECEIVED, the undersigned (hereinafter "Borrower"), hereby promises to pay to the order of                        , a                         corporation (hereinafter "Lender"), or its registered assigns at the office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of                        Dollars ($            ), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.

        This Secured Promissory Note (the "Note") is one of the Term Notes B referred to in, and is issued pursuant to, that certain Amended and Restated Loan and Security Agreement dated as of May    , 2000 by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation ("FCC") as Agent for said lenders (FCC in such capacity "Agent") (hereinafter, as amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

        For so long as no Event of Default shall have occurred and be continuing the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

          (a)   Interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;

          (b)   Principal shall be due and payable monthly commencing on December 1, 2000, and continuing on the first day of each month thereafter in installments equal to one eighteenth (1/18) of the amount of all Term Loans B made by Lender to Borrower; and

          (c)   The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on the earlier of the Commitment Termination Date or May    , 2002.

        Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

        This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrower may also prepay this Note in the manner provided in Section 4 of the Loan Agreement.

        Upon the occurrence and during the continuation of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

        The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

        Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

HOUSTON WIRE & CABLE COMPANY

By:
Name:
Title:

EXHIBIT B

BUSINESS LOCATIONS

1.
Borrower currently has the following business locations, and no others:

        Chief Executive Office:

        Other Locations:

2.
Borrower maintains its books and records relating to Accounts and General Intangibles at:

3.
Borrower has had no office, place of business or agent for process located in any county other than as set forth above, except:

4.
Each Subsidiary currently has the following business locations, and no others:

        Chief Executive Office:

        Other Locations:

5.
Each Subsidiary maintains its books and records relating to Accounts and General Intangibles at:

6.
Each Subsidiary has had no office, place of business or agent for process located in any county other than as set forth above, except:

7.
The following bailees, warehouseman, similar parties and consignees hold inventory of Borrower or one of its Subsidiaries:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT D

JURISDICTIONS IN WHICH BORROWER
AND ITS SUBSIDIARIES
ARE AUTHORIZED TO DO BUSINESS

Name of Entity	Jurisdiction

EXHIBIT E

CAPITAL STRUCTURE

1.
The classes and number of authorized shares of Borrower and each Subsidiary and the record owner of such shares are as follows:

Borrower:

Class of Stock	Number of Shares Issued and Outstanding	Record Owners	Number of Shares Authorized but Unissued

Subsidiaries:

Class of Stock	Number of Shares Issued and Outstanding	Record Owners	Number of Shares Authorized but Unissued

2.
The number, nature and holder of all other outstanding Securities of Borrower and each Subsidiary are as follows:

3.
The correct name and jurisdiction of incorporation of each Subsidiary of Borrower and the percentage of its issued and outstanding shares owned by Borrower are as follows:

Name	Jurisdiction of Incorporation	Percentage of Shares Owned by Borrower

4.
The name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation are as follows:

EXHIBIT F

CORPORATE NAMES

1.
Borrower's correct corporate name, as registered with the Secretary of State of the State of                        , is:

2.
In the conduct of its business, Borrower has used the following names:

3.
Each Subsidiary's correct corporate name, as registered with the Secretary of State of the State of its incorporation, is:

4.
In the conduct of its business, each Subsidiary has used the following names:

EXHIBIT G

TAX IDENTIFICATION NUMBERS OF SUBSIDIARIES

Subsidiary	Number

EXHIBIT H

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.
Borrower's and its Subsidiaries' patents:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

2.
Borrower's and its Subsidiaries' trademarks:

Trademark	Owner	Status in Trademark Office	Federal Registration Number	Registration Date

3.
Borrower's and its Subsidiaries' copyrights:

Copyrights	Owner	Status in Copyright Office	Federal Registration Number	Registration Date

4.
Borrower's and its Subsidiaries' licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Name of License	Nature of License	Licensor	Term of License

EXHIBIT I

CONTRACTS RESTRICTING BORROWER'S RIGHT TO INCUR DEBTS

Contracts that restrict the right of Borrower to incur Indebtedness:

Title of Contract	Identity of Parties	Nature of Restriction	Term of Contract

EXHIBIT J

LITIGATION

1.
Actions, suits, proceedings and investigations pending against Borrower or any Subsidiary:

Title of Action	Nature of Action	Complaining Parties	Jurisdiction or Tribunal

2.
The only threatened actions, suits, proceedings or investigations of which Borrower or any Subsidiary is aware are as follows:

EXHIBIT K

CAPITALIZED LEASES

        Borrower and its Subsidiaries have the following capitalized leases:

Lessee	Lessor	Term of Lease	Property Covered

EXHIBIT L

OPERATING LEASES

        Borrower and its Subsidiaries have the following operating leases:

Lessee	Lessor	Term of Lease	Property Covered

EXHIBIT M

PENSION PLANS

        Borrower and its Subsidiaries have the following Plans:

Party	Type of Plan
Borrower

[Subsidiaries]

EXHIBIT N

COLLECTIVE BARGAINING AGREEMENTS; LABOR CONTROVERSIES

1.
Borrower and its Subsidiaries are parties to the following collective bargaining agreements:

Type of Agreement	Parties	Term of Agreement

2.
Material grievances, disputes or controversies with employees are as follows:

Parties Involved	Nature of Grievance, Dispute or Controversy

3.
Threatened strikes, work stoppages and asserted pending demands for collective bargaining are as follows:

Parties Involved	Nature of Matter

EXHIBIT O

COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

                                , 19

        The undersigned, the chief financial officer of Houston Wire & Cable Company, a Delaware corporation ("Borrower"), gives this certificate to Fleet Capital Corporation in accordance with the requirements of Section 8.1.2 of that certain Loan and Security Agreement dated May    , 2000, among Borrower, the lender signatories thereto ("Lenders") and Fleet Capital Corporation ("FCC"), as agent for such Lenders ("FCC", in such capacity, "Agent"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

        1.    Based upon my review of the balance sheets and statements of income of Borrower for the [fiscal year] [monthly period] ending                        , 19    , copies of which are attached hereto, I hereby certify that:

          (a)   Fixed Charge Coverage Ratio for the period between                        and                         is            to 1;

          (b)   EBITDA for the period between                        and                         is $                        ;

          (c)   Capital Expenditures during the period and for the fiscal year to date total $                        and $                        , respectively.

        2.    No Default exists on the date hereof, other than:                        [if none, so state]; and

        3.    No Event of Default exists on the date hereof, other than                        [if none, so state].

Very truly yours,

Chief Financial Officer

EXHIBIT P

PERMITTED LIENS

Secured Party	Nature of Lien

EXHIBIT R

SCHEDULE OF DOCUMENTS

(A)    Certified copies of Borrower's casualty insurance policies, together with loss payable endorsements on Agent's standard form of Loss Payee Endorsement naming Agent as loss payee, and certified copies of Borrower's liability insurance policies, together with endorsements naming Lender as a co-insured;

(B)    Copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Agent, for its benefit and the ratable benefit of Lenders in the Collateral and the assets of Guarantor and evidence in a form acceptable to Agent that such Liens constitute valid and perfected security interests and Liens, having the Lien priority specified herein;

(C)    A copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(D)    Good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its Properties necessitates qualification;

(E)    The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

(F)    The Other Agreements duly executed and delivered by Borrower;

(G)    A Certificate of the Assistant Secretary of Borrower, together with true and correct copies of the Certificate of Incorporation and Bylaws of Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Directors of Borrower authorizing or ratifying the execution, delivery and performance of this Agreement, the Security Documents and the Other Agreements and the names of the officer or officers of Borrower authorized to sign this Agreement, the Security Documents and the Other Agreements together with a sample of the true signature of each such officer;

(H)    The favorable, written opinion of Altheimer & Gray, counsel to Borrower, as to the transactions contemplated by this Agreement and any of the other Loan Documents;

(I)    Written instruction from Borrower directing the application of proceeds of the initial Loan made pursuant to this Agreement, and an initial Borrowing Base Certificate from Borrower reflecting that Borrower has Eligible Accounts and Eligible Inventory in Amounts sufficient in value and amount to support Loans in the amount requested by Borrower on the date of such certificate;

(J)    Duly executed agreement establishing the Dominion Account with a financial institution acceptable to Agent for the collection or servicing of the Accounts;

(K)    Pay-off statements, releases and UCC-3 Assignments from Borrower's existing senior lenders;

(L)    Accountants' letter;

(M)    Fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent's satisfaction to evidence the form of such policies to be delivered after the Closing Date), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of the real Property or leasehold interest, as the case may be, subject to the Mortgage, insuring the Mortgage to create a valid Lien on all real Property and valid Liens on the leasehold interest described therein with no exceptions which Agent shall not have approved in writing and not survey exceptions;

(N)    Assignments of Mortgages;

(O)    Purchase Documents;

(P)    Phase I environmental assessments (and, if applicable Phase II environmental assessments) in respect to each of Borrower's plants;

(Q)    The Guaranty;

(R)    Stock certificates together with stock powers (assignments separate from certificate) for all issued and outstanding shares of Borrower's Stock;

(S)    the Subordination Agreement;

(T)    CHS Guaranty; and

(U)    Such other documents, instruments and agreements as Agent shall reasonably request in connection with the foregoing matters.

EXHIBIT S

FORM OF
ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") made as of                        , 2000, by and between                        ("Assignee") and                        ("Assignor"). Houston Wire & Cable Company, a Delaware corporation ("Borrower"), the lenders signatory thereto ("Lenders") and Fleet Capital Corporation ("FCC") as agent for such Lenders (FCC in such capacity "Agent") entered into a certain Loan and Security Agreement dated as of May     , 2000 (the "Loan Agreement") pursuant to which Lenders extended credit to Borrower in an aggregate principal amount not to exceed at any time outstanding Sixty-Five Million Dollars ($65,000,000). The parties are entering into this Agreement to provide for the transfer by Assignor of a portion of its rights and obligations under the Loan Agreement to Assignee.

        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

        NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor agree as follows:

        1.    Assignment.

        (a)   Assignor hereby sells, assigns and transfers to Assignee, and Assignee hereby purchases and assumes from the Assignor as of the Effective Date (as defined in Section 4 hereof) subject to the terms and conditions set forth in Section 11.3(b) of the Loan Agreement (x) (i)                          Dollars ($                        ) Revolving Loan Commitment, including without limitation, an equivalent undivided interest and participation in and to all Letters of Credit and LC Guaranties, whether outstanding on the Effective Date or issued thereafter, (ii)                         Dollars ($            ) Term Loan A, (iii)                         Dollars ($            ) Term Loans B and (iv)                         Dollars ($            ) undrawn Term Loan B Commitment (Collectively, the "Assigned Commitment"), which shall be evidenced by a Revolving Credit Note, in the form of Exhibit A hereto (the "                        Revolving Credit Note"), a Term Note A, in the form of Exhibit B hereto (the "                        Term Note A") and a Term Note B, in the form of Exhibit C hereto (the "                        Term Note B") and (y) a proportional            percent (    %) portion of the Revolving Credit Loans, Term Loan A and Term Loans B outstanding as of the Effective Date (the "Assigned Loans"), also evidenced by the                        Revolving Credit Note, the                         Term Note A and the            Term Note B. As of the date hereof, the face amount of all outstanding Letters of Credit and LC Guaranties is                         ($                        ).

        (b)   The Assignee hereby irrevocably purchases, takes and assumes, effective on the Effective Date, all duties, liabilities, obligations, rights and interests assigned and delegated to it by the Assignor (including, without limitation, the obligation to make Revolving Credit Loans, Term Loans B or to incur obligations in respect to Letters of Credit and LC Guaranties up to the amount of the Assignee's Assigned Commitment) and agrees to perform and assume all such duties, liabilities and obligations, and shall have all such rights and interests on and after the Effective Date as if it had been an original party to the Loan Agreement and each of the other Loan Documents having a Revolving Credit Loan Commitment, Term Loan A Commitment and Term Loan B Commitment equal to                         (            %) of the total Revolving Credit Loan Commitments, Term Loan A Commitment and Term Loan B Commitment under the Loan Agreement as is more specifically set forth in Section 1(a) hereof.

        (c)   Assignor makes no representation or warranty and assumes no responsibility with respect to (x) any statements, warranties or representations made in or in connection with the Loan Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement and the other Loan Documents, other than that it is the legal and beneficial owner of the interests being assigned by it hereunder, that such interests are free and clear of any adverse claim, that it is legally authorized to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligations and (y) the financial condition of Borrower or the performance or observance by Borrower of any of their respective obligations under the Loan Agreement or any of the other Loan Documents.

        (d)   The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, that the same constitutes its legal, valid and binding obligations and that all necessary consents, licenses, approvals, authorizations of, and all registrations or declarations with, any governmental or regulatory authority or body (collectively, the "Consents" and individually, a "Consent") presently required in connection with its execution, delivery and performance of this Agreement or for the enforcement of this Agreement against it have been obtained or made and are in full force and effect, and agrees that it shall (x) use its best efforts to obtain any additional Consents that become necessary for such execution, delivery, performance or enforcement, (y) comply in all material aspects with the terms of each such Consent and (z) notify the Agent promptly upon any such Consent being withdrawn, suspended or otherwise limited in effect or ceasing to be in full force and effect or of any such additional Consent becoming necessary; (ii) confirms that it has received a copy of the Loan Agreement and each of the other Loan Documents, together with copies of financial statements which Assignor has identified as the most recent financial statements delivered in accordance with the terms of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and each of the other Loan Documents; (iv) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Agreement and each of the other Loan Documents as are delegated to Agent by the terms thereof; (v) confirms that it is purchasing and assuming the interests in the Assigned Commitment, the Assigned Loans, the Loan Agreement and each of the other Loan Documents hereunder in the course of making loans in the ordinary course of its commercial lending business and not with any present intention of distributing or selling such interests (except as permitted under the Loan Agreement); and (vi) agrees that it will perform in accordance with their terms all the Obligations which by the terms of the Loan Agreement and each of the other Loan Documents are required to be performed by it as a Lender under the Loan Agreement and each of the other Loan Documents.

        (e)   Assignee agrees to indemnify Assignor from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Assignor in any way relating to or arising out of Assignee's failure to perform Assignee's obligations under the Assigned Commitment on or after the Effective Date.

        2.    Payment for Assigned Revolving Credit Loans.

        (a)   On or before 11:00 a.m. on the Effective Date, Assignee shall deliver to Assignor in immediately available funds (the "Purchase Price") equal to                         percent (            %) of the principal amount of all of the Revolving Credit Loans, the Term Loan and Term Loans B outstanding on the Effective Date.

        (b)   Notwithstanding the terms of the Loan Agreement or the                        Revolving Credit Note, the            Term Note A or the                        Term Note B with respect to: (a) the first interest payments due after the Effective Date on the LIBOR Portion or the Base Rate Portion, (b) the first unused line fee due after the Effective Date and (c) fees received by Agent prior to the Effective Date in respect to Letters of Credit or LC Guaranties outstanding on the Effective Date:

              (i)  Whenever Agent receives a payment of such interest, Agent will promptly pay over to Assignee interest on the LIBOR Portion(s) and the Base Rate Portion at the interest rates provided for in the Loan Agreement calculated from the Effective Date;

             (ii)  Whenever Agent receives a payment of such unused line fee, it will promptly pay over to Assignee its proportionate share of said fee calculated from the Effective Date in accordance with the terms of the Loan Agreement; and

            (iii)  Whenever Agent receives a payment of such fees in respect to Letters of Credit or LC Guaranties outstanding on the Effective Date, it will promptly pay over to the Assignee its proportionate share of said fees calculated from the Effective Date in accordance with the terms of the Loan Agreement.

        Agent shall pay over to Assignor (or to another applicable Lender) (x) the difference between the total amount of the first interest payments due after the Effective Date in respect to the LIBOR Portion or the Base Rate Portion and the amounts paid to Assignee pursuant to 2(b)(i) above, (y) the difference between the first payment of unused line fee due after the Effective Date and the amounts paid to Assignee pursuant to Section 2(b)(ii) above and (z) the difference between the first payment of fees in respect to Letters of Credit or LC Guaranties outstanding on the Effective Date and the amounts paid to Assignee pursuant to Section 2(b)(iii) above.

        3.    Delivery of Amendment.

        On the Effective Date, Assignor and Assignee shall execute an amendment to the Loan Agreement in the form of Schedule I hereto (the "Amendment"). Assignor will use its best efforts to cause Borrower to promptly deliver to Assignee the Amendment and the                        Revolving Credit Note, the            Term Note A and the            Term Note B, each executed by Borrower.

        4.    Effective Date.

          (a)   This Agreement shall become effective on the first date (the "Effective Date") when each of the following conditions precedent is satisfied in full:

              (i)  Agent shall have received counterparts of this Agreement which, when taken together, bear the signature of all of the parties hereto;

             (ii)  Agent shall have received for and on behalf of Assignor and Assignee, the Amendment executed by all parties thereto, the                        Revolving Credit Note, the             Term Note and the            Term Note B, and the Notes to be delivered to Assignor pursuant to the Amendment; and

            (iii)  Assignee shall have delivered to the Assignor in immediately available funds the Purchase Price, and Assignor shall have delivered to Assignee in immediately available funds amounts due Assignee pursuant to Section 2 above; and

            (iv)  Agent shall have received the fee payable to it pursuant to Section 12.3(b) of the Loan Agreement.

          (b)   All notices shall be delivered to the Assignee, at the following address:

  Attention:

    Attention:
    Telephone No.:
    Telecopier No.:

        5.    Governing Law.

        This Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

        6.    Counterparts.

        This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

, as Assignee
By:
Name:
Title:
, as Assignee
By:
Name:
Title:
Accepted and Agreed to as of this day of ,

SCHEDULE I

FORM OF AMENDMENT TO LOAN AND SECURITY AGREEMENT

        AMENDMENT, dated as of                        , to the Loan and Security Agreement, dated as of May    , 2000, among Houston Wire & Cable Company ("Borrower"), the lenders named therein ("Lenders") and Fleet Capital Corporation, as Agent (the "Loan Agreement"). The terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement.

        WHEREAS, pursuant to the Loan Agreement, inter alia, Lenders: (i) have committed to make Revolving Credit Loans to Borrower in the principal amount of up to Fifty-Five Million Dollars ($55,000,000); (ii) have committed to incur certain obligations on behalf of Borrower in respect to Letters of Credit and LC Guaranties; (iii) have made a Term Loan A to Borrower in the principal amount of Five Million Dollars ($5,000,000); and (iv) have committed to make or have made Term Loans B to Borrower in the aggregate amount of Five Million Dollars ($5,000,000);

        WHEREAS,                        has sold, transferred and assigned the following Revolving Credit Loans, the Revolving Credit Loan Commitment, Term Loan A, Term Loans B and Term Loan B Commitment to the following parties:

        (a)   [LENDER NO. 1]

            (i)  Assigned Revolving Credit Loans:                        Dollars ($                        );

           (ii)  Assigned Revolving Credit Loan Commitment:                        Dollars ($                        );

          (iii)  Assigned Term Loan A:                        Dollars ($                        );

          (iv)  Assigned Term Loans B:                        Dollars ($                        ); and

           (v)  Assigned Term Loan B Commitment:                        Dollars ($                        ).

        (b)   [LENDER NO. 2]

            (i)  Assigned Revolving Credit Loans:                        Dollars ($                        );

           (ii)  Assigned Revolving Credit Loan Commitment:                        Dollars ($                        );

          (iii)  Assigned Term Loan A:                        Dollars ($                        );

          (iv)  Assigned Term Loans B:                        Dollars ($                        ); and

           (v)  Assigned Term Loan B Commitment:                        Dollars ($                        ).

        WHEREAS, as a result of such sale, assignment and transfer each of LENDER NO. 1 and LENDER NO. 2 has become a Lender with a Revolving Credit Loan Commitment, Term Loan A, Term Loans B and Term Loan B Commitment under the Loan Agreement; and

        WHEREAS, the parties hereto desire to amend the Loan Agreement to add LENDER NO. 1 and LENDER NO. 2 as Lenders.

        NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

          1.     The signature block to the Loan Agreement is hereby amended to read as the signature block to this Amendment.

          2.     Borrower hereby confirms that the representations and warranties of Borrower contained in the Loan Documents are correct in all material respects on the date hereof, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and (ii) for changes therein permitted or contemplated by the Loan Agreement.

          3.     Borrower represents and warrants that no Default or Event of Default exists as of the date hereof.

          4.     On the date hereof, Borrower shall issue and deliver to Agent Revolving Credit Notes, Term Note and Term Notes B to each of LENDER NO. 1, LENDER NO. 2 and [Assigning Lender] in the amount of each Lender's respective Revolving Credit Loan Commitment, outstanding Term Loan A, undrawn Term Loan B Commitment and outstanding Term Loans B. Upon the delivery to Agent of such Notes, Agent shall deliver to Borrower for cancellation the Notes previously delivered to [Assigning Lender].

          5.     Notices to LENDER NO. 1 and LENDER NO. 2 shall be addressed as follows:

            (a)   LENDER NO. 1

            (b)   LENDER NO. 2

          6.     Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

          7.     This Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

          8.     This Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

HOUSTON WIRE & CABLE COMPANY	LENDER NO. 1
By:	By:
Name:	Name:
Title:	Title:
Fleet Capital Corporation, as Agent	Revolving Credit Loan Commitment: $
By:	Outstanding Term Loan A: $
Name:
Title:	Outstanding Term Loans B: $
Revolving Credit Loan Commitment: $	Undrawn Term Loan B Commitment: $
Outstanding Term Loan A: $
LENDER NO. 2
Outstanding Term Loans B: $
By:
Undrawn Term Loan B	Name:
Commitment: $	Title:
Revolving Credit Loan Commitment: $
Outstanding Term Loan A: $
Undrawn Term Loan B Commitment: $

EXHIBIT T

LETTER OF CREDIT CHARGES

FEE SCHEDULE—TRADE LETTERS OF CREDIT

Issuance	1/4% flat (minimum $250.00)
Amendment	$85.00—a maximum of six amendments per LC will be allowed. An amendment to increase and/or extend the LC will be treated as an issuance.
LC Fee	LC Percent—as defined in the Loan Agreement (for ratable benefit of Lenders)
Negotiation / Payment	1/4 flat (minimum $150.00)
Acceptance / Deferred Payment	2.75% p.a. (minimum $150.00)
Cancellation of Unused Credits	$100.00
Transfer / Assignment of LC	1/4 flat (minimum $250.00)
Shipping Guaranty / Airway Release	$100.00
Wire Transfer	$35.00 per transfer

plus any and all out-of-pocket expenses such as courier, postage and telexes, etc.

FEE SCHEDULE—STANDBY LETTERS OF CREDIT

Issuance	1/4% flat (minimum $150.00)
Amendment	$150.00 inclusive of automatic renewal of LC
LC Fee	LC Percent—as defined in the Loan Agreement (for ratable benefit of Lenders)
Negotiation / Payment	1/4 flat (minimum $150.00)
Transfer of LC	1/4 flat (minimum $2000.00)
Wire Transfer	$35.00 per transfer

plus any and all out-of-pocket expenses such as courier, postage and telexes, etc.

QuickLinks

  Exhibit 10.4